Exhibit 10.1

ANDREWS KURTH LLP	STINSON MORRISON HECKER LLP
600 Travis, Suite 4200	1850 North Central Avenue, Suite 2100
Houston, Texas 77002	Phoenix, Arizona 85004
Telephone: 713-220-4175	Telephone: 602-212-8628
John Sparacino (TX 18873700)	Alisa C. Lacey (010571)
jsparacino@andrewskurth.com	alacey@stinsonmoheck.com
John Melissinos (CA 149224)
jmelissinos@andrewskurth.com
Attorneys for Debtors	Attorneys for Debtors

LEWIS AND ROCA LLP	MESCH CLARK & ROTHSCHILD PC
40 North Central Avenue	259 North Meyer
Phoenix, Arizona 85004-4429	Tucson, Arizona 85701-1000
Telephone: 602-262-5756	Telephone: 520-624-8886
Facsimile: 602-734-3824	Facsimile: 520-798-1037
Susan M. Freeman (004199)	Brenda Moody Whinery (10677)
sfreeman@lrlaw.com	bwhinery@mcrazlaw.com
Henk Taylor (016321)	Frederick J. Petersen (19944)
htaylor@lrlaw.com	fpetersen@mcrazlaw.com
Attorneys for Noteholder Proponents	Attorneys for Creditors’ Committee

UNITED STATES BANKRUPTCY COURT

DISTRICT OF ARIZONA

In re:	Chapter 11

CP ACQUISITION CO., et. al.	Case No. 2-03-11258-PHX-RJH

Debtors.	(Jointly Administered with Cases
No. 03-11259-PHX-RJH through
03-11263-PHX-RJH)
EID No. 93-1231906
SECOND AMENDED JOINT CONSOLIDATING CHAPTER 11 PLAN PROPOSED BY THE DEBTORS, CREDITORS’ COMMITTEE, NOTEHOLDER PROPONENTS AND BANK TERM LENDER PROPONENTS, AS MODIFIED

THIS FILING APPLIES TO:

☒ ALL DEBTORS
☐ SPECIFIED DEBTORS

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TABLE OF CONTENTS

ARTICLE I	DEFINITIONS AND RULES OF INTERPRETATION

ARTICLE II SUBSTANTIVE CONSOLIDATION OF DEBTORS’ ESTATES

2.1	Substantive Consolidation
2.2	Effect of Substantive Consolidation
2.3	No Impact on Secured Claims

ARTICLE III	CLASSIFICATION OF CLAIMS AND INTERESTS

3.1	Classification.
3.2	Unclassified Claims (not entitled to vote on this Plan)
3.3	Classes of Claims

ARTICLE IV TREATMENT OF CLAIMS AND INTERESTS RIGHT TO VOTE

4.1	Unclassified Claims
4.1.1	Administrative Expense Claims
4.1.1.1	General Provisions
4.1.1.2	Requests for Payment
4.1.1.3	Fee Claims
4.1.1.4	Postpetition Tax Claims
4.1.2	Priority Tax Claims
4.2	Classified Claims and Interests
4.2.1	Class 1. Other Priority Claims
4.2.2	Class 2. Secured Term Lender Claims
4.2.2.1	Claim Allowance
4.2.2.2	Claim Treatment
4.2.2.3	Impairment; Voting
4.2.3	Class 3. Other Secured Claims
4.2.3.1	General Treatment
4.2.3.2	Impairment; Voting
4.2.4	Class 4. General Unsecured Claims
4.2.4.1	General Treatment
4.2.4.2	Impairment; Voting
4.2.5	Class 5. Term Lender Deficiency Claims
4.2.5.1	Claim Allowance
4.2.5.2	General Treatment
4.2.5.3	Impairment; Voting
4.2.6	Class 6. Foxglove Option Claim
4.2.6.1	General Treatment
4.2.6.2	Impairment; Voting
4.2.7	Class 7. Bonners Ferry Claims

4.2.7.1	General Treatment
4.2.7.2	Impairment; Voting
4.2.8	Class 8. Subordinated Claims
4.2.8.1	General Treatment
4.2.8.2	Impairment; Voting
4.2.9	Class 9. Interests
4.2.9.1	General Treatment
4.2.9.2	Impairment; Voting
4.3	Retention of Defenses Regarding Claims

ARTICLE V PLAN IMPLEMENTATION, LIQUIDATING TRUST ISSUES AND FUNDING

5.1	Plan Implementation
5.2	Excluded Collateral; Abandonment
5.2.1	Identification of Excluded Collateral
5.2.2	Debtor Abandonment
5.3	NewCo Entities
5.3.1	Formation of NewCo Entities
5.3.2	Effective Date Transfers of Equity Interests in NewCo Entities
5.3.3	NewCo Entities’ Governance
5.3.3.1	Authority Prior to Effective Date
5.3.3.2	Effective Date Replacement of Officers and Directors
5.3.3.3	Retention of Tree Farm Manager
5.4	Transfer of Assets
5.4.1	Transfer to NewCo Entities
5.4.2	Transfer of Net Worth Assets
5.4.3	Transfers to the Liquidating Trust for the Trust Beneficiaries
5.4.4	Transfer of Bonners Ferry Assets
5.4.5	Documentation of Transfers
5.4.6	Free and Clear
5.4.7	Transfers of Privileges and Bankruptcy Rights
5.4.8	Exemption from Transfer Taxes
5.5	Preservation and Waiver
5.6	Dissolution of Debtors
5.7	Cancellation of Interests
5.8	Continuance of Committee
5.9	Nondischarge and Injunction
5.9.1	Nondischarge of Debtors
5.9.2	Injunction
5.9.2.1	Generally Applicable Injunction
5.9.2.2	Insured Claims
5.10	Closing of Chapter 11 Cases and Final Decree

ARTICLE VI OTHER PROVISIONS CONCERNING THE LIQUIDATING TRUST

6.1	Establishment of Liquidating Trust; Liquidating Trust Agreement
6.2	Purpose of Liquidating Trust and Exemption from Securities Laws
6.3	Term; Extension
6.4	Liquidating Trust Beneficiaries
6.5	Status of Liquidating Trustee
6.5.1	Representative of Consolidated Estate
6.5.2	Liquidating Trustee’s Authority and Responsibilities
6.6	Reserves
6.6.1	Administrative Reserve
6.6.2	Disputed Claims Reserve
6.7	Distributions to Trust Beneficiaries
6.7.1	Initial Funding of Certain Reserves; Initial Distribution to Holders of Allowed Class 5 Claims
6.7.2	Initial Distribution to Holders of Allowed Class 4 and 6 Claims
6.7.3	Subsequent Distributions
6.8	Liquidating Trustee
6.8.1	Appointment, Removal, Resignation and Succession
6.8.2	Liquidating Trustee’s Fees and Expenses
6.8.3	Trustee’s Bond and Limited Liability
6.8.4	Limited Recourse, and Final Discharge as to the Liquidating Trustee

ARTICLE VII PROVISIONS CONCERNING DISTRIBUTIONS BY THE LIQUIDATING TRUSTEE

7.1	Manner of Distributions
7.2	Distribution Dates
7.3	Whole Dollars
7.4	Claims Subject to Partial Disputes
7.5	Escheat
7.6	Returned Distributions
7.7	Inter-Holder Disputes as to Distribution Rights
7.8	Setoffs
7.9	Distributions of Less than $100
7.10	Withholding Taxes

ARTICLE VIII CERTAIN TERMINATIONS, INDEMNIFICATION AND RELEASES

8.1	Certain Terminations
8.2	Rights if Plan Not Confirmed or Effective
8.3	Term of Bankruptcy Injunction or Stays
8.4	Indemnification

8.4.1	Indemnification of Liquidating Trust Parties Defendant
8.4.2	Indemnification of Plan-Related Parties
8.4.3	Indemnification Priority
8.4.4	Insurance
8.5	Exculpation
8.6	Release of Term Lenders
8.6.1	Consensual and Contractual Release
8.6.2	Deemed Release
8.7	Release of CP Admin Group
8.7.1	Consensual and Contractual Release
8.7.2	Deemed Release
8.8.	Release of Committee
8.8.1	Consensual and Contractual Release
8.8.2	Deemed Release
8.9	Release of Released Debtor Persons and Released Debtor Affiliates
8.9.1	Consensual and Contractual Release
8.9.2	Deemed Release
Subordination.

ARTICLE IX EXECUTORY CONTRACTS AND UNEXPIRED LEASES

9.1	Executory Contracts and Unexpired Leases; Deemed Rejection
9.2	Assumption and Assignment; Payments Related to Assumption of Contracts and Leases
9.3	Related Rights
9.4	Rejection Claims
9.5	Filing of Rejection Claims

ARTICLE X PROCEDURES FOR RESOLVING DISPUTED CLAIMS

10.1	Prosecution of Objections
10.2	Time Limit for Objections to Claims

ARTICLE XI RETENTION OF JURISDICTION

11.1	Retention of Jurisdiction
11.2	Jurisdiction Unaffected

ARTICLE XII CERTAIN OBLIGATIONS OF THE DEBTORS

12.1	Obligations for the Period Between the Confirmation Date and the Effective Date
12.2	Obligations as of the Effective Date

ARTICLE XIII CONDITIONS TO EFFECTIVE DATE

13.1	Conditions to Occurrence of Effective Date

ARTICLE XIV	MISCELLANEOUS PROVISIONS

14.1	Nonconsensual Confirmation
14.2	Notices
14.3	Notice of Entry of Confirmation Order and Effective Date
14.4	Further Notices; Post-Effective Date Service List
14.5	Notice for Term Lender Consent and Committee Consent
14.6	Headings
14.7	Severability
14.8	Computation of Time
14.9	Governing Law
14.10	Successors and Assigns
14.11	Collateral Agent and Administrative Agent Post-Effective Date Role
14.12	Supersession
14.13	Incorporation of Exhibits and Schedules; Plan Supplement and Supplement to Schedules and Exhibits

Exhibits and Schedules

Exhibit A:	Form of Liquidating Trust Agreement

Schedule 1.13:	Bank Term Lender Proponents

Schedule 1.102:	Net Worth Assets

Schedule 1.105:	NewCo Ancillary Assets

Schedule 1.116:	List of Noteholder Proponents

Schedule 1.120:	Other Preserved Real Property Rights

Exhibits and Schedules to be filed on or prior to the Exhibit Filing Date

Schedule 5.2.1:	Excluded Collateral

Schedule 5.2.2:	Abandoned Assets

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Schedule 5.4.1:	Transfer of Term Lender Collateral and NewCo Ancillary Assets

Schedule 9.2.1:	Assumed Executory Contracts and Unexpired Leases Assigned to a NewCo Entity

Schedule 9.2.2:	Assumed Executory Contracts and Unexpired Leases Assigned to the Liquidating Trust

Exhibit B:	Form of NewCo Corp Certificate of Incorporation

Exhibit C:	Form of NewCo Corp By Laws

Exhibit D:	Form of NewCo Certificate of Formation

Exhibit E:	Form of NewCo Limited Liability Company Agreement

Exhibit F:	Form of NewCo Subsidiary Certificate of Formation

Exhibit G:	Form of NewCo Subsidiary Limited Liability Company Agreement

Exhibit H:	Form of NewCo Amended and Restated Limited Liability Company Agreement

Exhibit I:	Form of NewCo Subsidiary Amended and Restated Limited Liability Company Agreement

Exhibit J:	NewCo - ORM Agreement

CP Acquisition Company, an Oregon corporation, Crown Pacific Limited Partnership, a Delaware limited partnership (“CPLP”), Crown Pacific Partners, L.P., a Delaware limited partnership (“CPP”), CP Air, Inc., an Oregon corporation, CP Acquisition II Co., an Oregon corporation, and CP Acquisition III Co., an Oregon corporation, each a debtor and debtor-in-possession in the above-captioned Chapter 11 cases (collectively, the “Debtors”), together with the Noteholder Proponents (as defined herein), the Bank Term Lender Proponents (as defined herein), and the Creditors’ Committee (as defined herein) propose the following Second Amended Joint Consolidating Chapter 11 Plan, dated as of December 20, 2004, pursuant to section 1121(c) of the Bankruptcy Code.

DISCLAIMER

The Disclosure Statement accompanying this Plan, including the exhibits appended thereto, provides information about the Debtors’ business, results of operations and properties, and includes a summary and detailed analysis of this Plan. All Creditors are encouraged to consult the Disclosure Statement and to read this Plan carefully and completely before voting to accept or reject this Plan.

NO SOLICITATION MATERIALS, OTHER THAN THIS PLAN, THE ACCOMPANYING DISCLOSURE STATEMENT AND EXHIBITS APPENDED THERETO AS APPROVED BY THE BANKRUPTCY COURT HAVE BEEN AUTHORIZED BY THE COURT FOR USE IN SOLICITING ACCEPTANCES OR REJECTIONS OF THIS PLAN.

ARTICLE I

DEFINITIONS AND RULES OF INTERPRETATION

For the purposes of this Plan, the following terms (which appear herein as capitalized terms) have the respective meanings as hereinafter set forth; such meanings are equally applicable to the singular and the plural forms of the terms defined, unless the context otherwise requires. Capitalized terms used in this Plan at all times refer to terms defined in this Article I. Unless otherwise provided in this Plan, all terms used herein have the meaning assigned to them under title 11 of the United States Code (as amended from time to time, the “Bankruptcy Code”) or the Federal Rules of Bankruptcy Procedure (as amended from time to time, the “Bankruptcy Rules”). The rules of construction applicable to the Bankruptcy Code and the Bankruptcy Rules are applicable to this Plan.

1.1          “Abandoned Assets” means the Assets to be abandoned by the Debtors which shall be listed on Schedule 5.2.2, and for which abandonment is approved by Final Order.

1.2          “Administrative Expense Claim” means a Claim to the extent that it is of the kind described in section 503(b) of the Bankruptcy Code and is entitled to priority under section 507(a)(1) of the Bankruptcy Code, together with any Fee Claim.

1.3          “Administrative Reserve” means the reserve established and maintained pursuant to section 6.6.1 of this Plan.

1.4          “Affiliate” has the meaning set forth in section 101 of the Bankruptcy Code.

1.5          “Aggregate Allowed Class 4 Claims” means the aggregate amount of Allowed Class 4 Claims after all Disputed Class 4 Claims have been resolved.

1.6          “Allowed” means, with reference to any Claim (or portion thereof) or Interest and with respect to each Debtor: (a) any Claim against or Interest in such Debtor that has been listed by the Debtor in its Bankruptcy Schedules, as liquidated in amount and not Disputed or contingent and for which no contrary proof of claim or interest has been filed; or (b) as to which a proof of claim or application has been timely filed in a liquidated amount with the Court pursuant to the Bankruptcy Code or any order of the Court, or late filed with leave of the Court after notice and a hearing, provided that (i) no objection to the allowance of a Claim under clause (a) or (b) above, or motion to expunge such Claim, has been interposed before any final date for the filing of such objections or motions set forth in this Plan, the Confirmation Order or other order of the Court, or (ii) such Claim or Interest is held allowed by Final Order; provided, further, that any Claims or Interests allowed solely for the purpose of voting to accept or reject this Plan pursuant to an order of the Court shall not be considered “Allowed Claims” or “Allowed Interests” for the purpose of Distributions hereunder.

1.7          “Assets” means, as to each of the Debtors, all of such Debtor’s right, title and interest as of the Effective Date in and to any and all assets, property, interests (including equity interests) and effects, real and personal, tangible and intangible, wherever situated.

1.8          “Bank Loans” means the loans outstanding pursuant to the Bank Loan Documents.

1.9          “Bank Loan Documents” means that (i) certain Amended and Restated Credit Agreement dated as of December 1, 1999, among CPLP, each of Bank Term Lenders and Bank of America, N.A., as the Bank Term Lender Agent, as amended by that certain First Amendment to Amended and Restated Credit Agreement dated as of April 20, 2001, by that certain Temporary Waiver to Amended and Restated Credit Agreement dated as of September 28, 2001, by that certain Temporary Waiver to Amended and Restated Credit Agreement dated as of November 1, 2001, by that certain Second Amendment to Amended and Restated Credit Agreement dated as of November 7, 2001 and by that certain Third Amendment to Amended and Restated Credit Agreement dated as of April 19, 2002, (ii) certain Notes executed by CPLP in favor of each of the Bank Term Loan Lenders evidencing CPLP’s obligation under the Amended and Restated Credit Agreement, and (iii) any other documents delivered to the Bank Term Lender Agent or any Bank Term Lenders in connection therewith.

1.10        “Bank Term Lenders” means those Entities that are Creditors of CPLP pursuant to the Bank Loan Documents.

1.11        “Bank Term Lender Agent” means Bank of America N.A., as agent for the Bank Term Lenders under and pursuant to the Bank Loan Documents, and any successors or assigns thereto.

1.12        “Bank Term Lender Proponents” means singularly and/or collectively the Bank Term Lenders identified on Schedule 1.12 hereto and each other Bank Term Lender that delivers to counsel for the Debtors on or before the date that is three (3) Business Days before the Confirmation Hearing a written request to be a Bank Term Lender Proponent.  The Bank Term Lender Proponents as of the filing date of this Plan are identified as Plan Proponents on Schedule 1.12 to this Plan (which Schedule 1.12 may be amended to include Bank Term Lenders who timely submit requests to become Bank Term Lender Proponents).

1.13        “Bankruptcy Code” has the meaning set forth in this Article I.

1.14        “Bankruptcy Rules” has the meaning set forth in this Article I.

1.15        “Bankruptcy Schedules” means the schedules of assets and liabilities, the list of holders of Interests and the statements of financial affairs filed by the Debtors under section 521 of the Bankruptcy Code and Bankruptcy Rule 1007, and all amendments and modifications thereto through the Confirmation Date.

1.16        “Bonners Ferry Acceptance” means the affirmative vote of the Bonners Ferry Parties of their Allowed Bonners Ferry Claims as may be required under the Bankruptcy Code for Class 7 acceptance of the treatment of such Allowed Bonners Ferry Claims set forth in section 4.2.7.1(a).

1.17        “Bonners Ferry Assets” means CPLP’s rights and interests in the Bonners Ferry Facility Lease, the Bonners Ferry Site Lease, the L-P Sublease and the L-P Purchase Agreement.

1.18        “Bonners Ferry Claims” means any Unsecured Claim of a Bonners Ferry Party and/or LPC under any of the Bonners Ferry Documents.

1.19        “Bonners Ferry Consensual Transaction Acceptance” means the affirmative vote of (i) LPC of its Allowed Claims and (ii) the Bonners Ferry Parties of their Allowed Bonners Ferry Claims as may be required under the Bankruptcy Code for (x) acceptance by LPC of the treatment of its Allowed Claims set forth in section 4.2.7.1(b) of this Plan and (y) acceptance by the Bonners Ferry Parties of their Allowed Bonners Ferry Claims set forth in Section 4.2.7.1(b).

1.20        “Bonners Ferry Documents” means the Participation Agreement, Tax Indemnity Agreement, the Bonners Ferry Site Lease, Bonners Ferry Facility Lease, LPC Purchase Agreement, LPC Sublease, Bonners Ferry Sublease Assignment, Bonners Ferry Security Interest, and all other documents and agreements delivered in connection therewith.

1.21        “Bonners Ferry Facility Lease” means the Facility Lease (Idaho) dated November 18, 1988, between the Owner-Trustee, as lessor, and CPLP, as lessee.

1.22        “Bonners Ferry Party” means any Person that is a party to a Bonners Ferry Document or any other Person that asserts a Claim against the Debtors pursuant to a Bonners Ferry Document, but specifically excluding LPC and the Debtors.

1.23        “Bonners Ferry Realty” means the real property in the State of Idaho on which the Bonners Ferry sawmill is located, a legal description of which is attached to the Bonners Ferry Site Lease.

1.24        “Bonners Ferry Security Interest” means the Deed of Trust, dated as of October 15, 1998, from the Owner Trustee to the Chicago Title Insurance Company for the benefit of the Indenture Trustee, and any other documentation perfecting any security interest granted by ICX Corporation to or for the benefit of the Indenture Trustee in the Bonners Ferry Realty and certain personal property at the Bonners Ferry sawmill site.

1.25        “Bonners Ferry Site Lease” means the Site Lease (Idaho), dated November 18, 1998, between CPLP, as lessor, and the Owner-Trustee, as lessee.

1.26        “Bonners Ferry Sublease Assignment” means the Assignment of Sub-Lease and Consent, dated as of September 28, 2001, between CPLP, ICX Corporation, the Mill Note Purchasers, the Owner-Trustee, the Indenture Trustee and LPC, and relating to the LPC Sublease.

1.27        “Business Day” means any day other than a day on which banks are authorized to be closed under the laws applicable in the State of Arizona.

1.28        “Cash” means legal tender of the United States of America and equivalents thereof.

1.29        “Cause of Action” means any claim or cause of action, legal or equitable, now owned or hereafter acquired by the Debtors, whether arising under any contract or federal or state law, including but not limited to fraudulent conveyance actions and any causes of action arising under section 506, 510, 542, 543, 544, 545, 546, 547, 548, 549, 550, 551 or 553(b) of the Bankruptcy Code, whether commenced prior or subsequent to the Petition Date.

1.30        “Chapter 11” means Chapter 11 of the Bankruptcy Code.

1.31        “Chapter 11 Cases” means the cases under Chapter 11 of the Bankruptcy Code commenced by the Debtors, jointly administered under Case No. 2-03-11258-PHX-RJH, currently pending in the Court.

1.32        “Claim” has the meaning set forth in section 101(5) of the Bankruptcy Code.

1.33        “Claims Objection Bar Date” has the meaning set forth in section 10.2 of this Plan.

1.34        “Class” means a class of Holders of Claims or Interests as described in Article II of this Plan.

1.35        “Class 4 Aggregate Distribution” means an amount of Cash equal to the sum of:

(i) the Class 4 Sharing Percentage of Distributable Cash; plus

(ii) the Class 5 Funded Amount; plus

(iii) the Class 4 Sharing Percentage of the Value of NewCo Ancillary Assets; plus

(iv) the Class 4 Sharing Percentage of the NewCo Corp Funding Amount. provided, however, that in no event shall the Class 4 Aggregate Distribution be greater than the Aggregate Allowed Class 4 Claims.

1.36        “Class 4 Received Percentage” means the quotient, expressed as a percentage, of (a) aggregate amount of Distributions received by the holders of Allowed Class 4 Claims to (b) Aggregate Allowed Class 4 Claims.

1.37        “Class 4 Sharing Percentage” means the quotient, expressed as a percentage, of (a) Aggregate Allowed Class 4 Claims to (b) the sum of (i) Aggregate Allowed Class 4 Claims and (ii) Aggregate Allowed Class 5 Claims.

1.38        “Class 5 Funded Amount” means $1,000,000.

1.39        “Class 5 Sharing Percentage” means the quotient, expressed as a percentage, of (a) Aggregate Allowed Class 5 Claims to (b) the sum of (i) Aggregate Allowed Class 4 Claims and (ii) Aggregate Allowed Class 5 Claims.

1.40        “Collateral” means any property or interest in property of the Estates subject to a Lien or Security Interest to secure the payment or performance of a Claim, which Lien or Security Interest is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable non-bankruptcy law.

1.41        “Collateral Agent” means the Bank of America, N.A., as collateral agent to the Term Lenders pursuant to the Intercreditor Agreement.

1.42        “Committee Consent” means, as to any action or issue requiring consent of the Creditors’ Committee under this Plan, the consent or acceptance of a simple majority of the then-existing members of the Creditors’ Committee, as determined and announced by the Creditors’ Committee contact or successors thereto pursuant to section 14.5 of this Plan.

1.43        “Confirmation Date” means the date upon which the clerk of the Court enters the Confirmation Order.

1.44        “Confirmation Hearing” means the hearing held by the Court to consider confirmation of this Plan pursuant to section 1129 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

1.45        “Confirmation Order” means the order entered by the Court confirming this Plan in accordance with the Bankruptcy Code.

1.46        “Consolidated Estate” means the Estates of the Debtors as substantively consolidated pursuant to Article II of this Plan.

1.47        “Court” means the United States Bankruptcy Court for the District of Arizona, or such other Court as may from time to time have jurisdiction over the Chapter 11 Cases.

1.48        “CP Admin Group” means, individually and/or collectively, CPALP, SVE II, LLC (f/k/a SVE II, Inc.), Deborah L. Duncan, James A. Bondoux, Robert Jaunich II, Peter W. Stott, Roger L. Krage, Crown Pacific, Ltd., SK Partners, HS Corp. of Oregon, SK Timber Company, LLC, StoKra LLC, Fremont Investors, Inc. (f/k/a Fremont Group, Inc.), Fremont Sequoia Holdings, L.P., Sequoia Ventures Inc., Sequoia Ventures Holdings, L.P., Fremont Euro-Summit Limited, Fremont Timber, Inc., FTI Holdings, L.P., Fremont Group, L.L.C., SVE, Inc., Columbia Investments II LLC and the Jaunich Living Trust U/A6/22/71 dated June 22, 1971.

1.49        “CPALP” means Crown Pacific Administrative Limited Partnership, a Delaware limited partnership.

1.50        “CPLP” means Crown Pacific Limited Partnership, a Delaware limited partnership.

1.51        “CPM” means Crown Pacific Management Limited Partnership, a Delaware limited partnership.

1.52        “CPP” means Crown Pacific Partners, L.P., a Delaware limited partnership.

1.53        “Creditor” has the meaning set forth in section 101 of the Bankruptcy Code.

1.54        “Creditors’ Committee” means the Official Joint Committee of Unsecured Creditors that was appointed by the U.S. Trustee in these Chapter 11 Cases and each of its members and their successors, and which will continue to exist after the Effective Date in accordance with section 5.8 of this Plan.

1.55        “Cure” means the distribution of Cash, or such other property, relief or arrangement as may be agreed upon by the parties or ordered by the Court, with respect to the assumption of an executory contract or unexpired lease, pursuant to section 365(b) of the Bankruptcy Code.

1.56        “Debtors” means CP Acquisition Co., CPLP, CPP, CP Air, Inc., CP Acquisition II Co. and CP Acquisition III Co..

1.57        “Deficit” has the meaning set forth in section 5.3.2 of this Plan.

1.58        “Disallowed Claim” means any Claim or portion thereof that has been disallowed by a Final Order of the Court.

1.59        “Disclosure Statement” means the First Amended Disclosure Statement for Joint Consolidating Chapter 11 Plan Proposed by the Creditors’ Committee, Noteholder Proponents and

Bank Term Lender Proponents dated November 10, 2004, as the same may be amended or supplemented.

1.60        “Disputed” means the portion (including, when appropriate, the whole) of any Claim as to which: (a) a proof of claim or application has been or been deemed timely and properly filed under applicable law or by a Final Order; (b) an objection, motion to estimate, or complaint to determine the validity, priority or extent of any Lien asserted by the claimant with respect to the Claim has been timely filed; and (c) such objection, motion or complaint has not been withdrawn or granted, denied or otherwise determined by Final Order.  Before the time that such an objection, motion or complaint has been filed, a Claim shall be considered Disputed (w) to the extent, if any, that the amount of the Claim specified in a proof of claim exceeds the amount of any corresponding Claim scheduled by the Debtors in their Bankruptcy Schedules; (x) in its entirety, if any corresponding Claim scheduled by the Debtors has been scheduled as disputed, contingent or unliquidated in the Bankruptcy Schedules; (y) in its entirety, if any corresponding Claim scheduled by the Debtors in their Bankruptcy Schedules places the Claim in a separate classification from that asserted in a proof of claim; or (z) in its entirety, if no corresponding Claim has been scheduled by the Debtors in their Bankruptcy Schedules.  In addition, “Disputed” means, with respect to any Claim scheduled by the Debtors but not scheduled as disputed, contingent or unliquidated, and as to which no corresponding proof of claim was filed, the portion (including, when appropriate, the whole) of the Claim as to which the Liquidating Trustee has made (or has assumed the pursuit of) an objection in accordance with this Plan.

1.61        “Disputed Claims Reserve” means the reserve established and maintained by the Liquidating Trustee pursuant to section 6.6.2 of this Plan.

1.62        “Distributable Cash” means the amount of Cash and Cash equivalents held by the Liquidating Trust at any given time after payment in full of or adequate reservation for: (i) all

Allowed Administrative Expense Claims; (ii) all Allowed Priority Tax Claims; (iii) all Allowed Postpetition Tax Claims; (iv) all Allowed Class 1 Claims; (v) all Allowed Class 3 Claims (to the extent any such Claims are to be satisfied with Cash rather than a return of the Collateral securing such Claims); and (vi) all expenses or other obligations of the Liquidating Trust and Liquidating Trustee.

1.63        “Distribution” means any distribution made by the Liquidating Trustee on account of Allowed Claims pursuant to the terms of this Plan.

1.64        “Distribution Date” means each date on which a Distribution is made by the Liquidating Trustee to Holders of Allowed Claims pursuant to the terms of this Plan.

1.65        “Distribution Record Date” means the date as of which Holders of Claims under the Bank Loan Documents and Senior Notes must be listed in CPLP’s records for purposes of transfers to be made under this Plan on the Effective Date, which shall be the third Business Day immediately following the Confirmation Date at 5:00 p.m. prevailing Pacific time.

1.66        “Effective Date” means the first Business Day following the day on which the conditions specified in section 13.1 of this Plan have been satisfied in full, and which shall be identified in a notice filed and served pursuant to section 14.3 of this Plan.

1.67        “Entity” has the meaning as set forth in section 101(15) of the Bankruptcy Code.

1.68        “Estates” means, collectively, the estate for each of the Debtors that was created by the commencement of the Chapter 11 Cases pursuant to section 541 of the Bankruptcy Code, and shall be deemed to include, without limitation, any and all privileges of the Debtors and any and all interests in property, whether real, personal or mixed, rights, causes of action, avoidance powers or extensions of time that the Debtors or the estate shall have had effective as of the Petition Date or thereafter, whether by virtue of section 544, 545, 546, 547, 548, 549 or 550 of the Bankruptcy Code or otherwise.

1.69        “Estate Representative” has the meaning set forth in section 1123(b)(3)(B) of the Bankruptcy Code.

1.70        “Excluded Collateral” means those Assets identified on Schedule 5.2.1 of this Plan, as such Schedule may be amended at any time on or prior to the Exhibit Filing Date by the Required Proponent Term Lenders.

1.71        “Exhibit Filing Date” means 5:00 p.m. prevailing Pacific time on the Business Day ten (10) Business Days immediately prior to the deadline set by the Court for receipt of completed ballots from Holders of Claims entitled to vote on this Plan.

1.72        “Extension Period” has the meaning set forth in section 6.3.

1.73        “Fee Claims” means any Claim of any Professional for compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under section 326, 328, 330 or 331 of the Bankruptcy Code.

1.74        “Final Decree” means, as to any Chapter 11 Case, an order of the Court closing such Chapter 11 Case pursuant to section 350 of the Bankruptcy Code.

1.75        “Final Distribution” means the last Distribution that is made from the Liquidating Trust to Holders of Allowed Claims in accordance with the terms of this Plan.

1.76        “Final Distribution Date” means the day on which the Final Distribution is made.

1.77        “Final Order” means an order of the Court as to which the time to appeal, petition for certiorari, or move for re-argument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for re-argument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, reargue, or rehear shall have been waived in writing in form and substance satisfactory to the Proponents or, in the event that an appeal, writ of certiorari, or re-argument or rehearing thereof has been sought, such order of the Court on the last such appeal shall have been determined by the highest court to which such order was appealed with no further remand or other proceedings contemplated, or certiorari, re-argument or rehearing shall have been denied and the time to take any further appeal, petition for certiorari, or move for re-argument or rehearing shall have expired; provided, however, that the possibility that a motion under Rule 59 or Rule 60 of the Federal Rules of Civil Procedure, or Rule 9023 or Rule 9024 of the Bankruptcy Rules, may be filed with respect to such order shall not cause such order not to be a Final Order.

1.78        “401(k) Plan” means the Crown Pacific Profit Sharing and Employee Savings Benefit Plan sponsored by CPLP.

1.79        “Foxglove Option” means the option granted pursuant to the Foxglove Option Agreement.

1.80        “Foxglove Option Agreement” means the Option to Purchase Real Property, made as of October 15, 1997, by and between CPLP and Foxglove L.L.C., a Washington limited liability company.

1.81        “Foxglove Option Property” means the real property subject to the Foxglove Option.

1.82        “General Unsecured Claim” means any Unsecured Claim other than a Term Lender Deficiency Claim and, unless Bonners Ferry Acceptance is received, Bonners Ferry Claim.

1.83        “Glen Echo Acreage” means the Glen Echo Mine acreage abandoned pursuant to Section 5.2.2 and described in item A.3. of Schedule 5.2.1 hereof, as the same shall be more particularly described by reference to a partition plat to be recorded in connection with a partition application pending in Whatcom County, Washington.

1.84        “Holder” means any Entity that is the owner of a Claim or Interest in the Chapter 11 Cases.

1.85        “Indenture Trustee” means Wells Fargo Bank Northwest, National Association (f/k/a First Security Bank, National Association), as indenture trustee under the Trust Indenture and Security Agreement dated as of October 15, 1998, and any successors and assigns.

1.86        “Insider” has the meaning set forth in section 101(31) of the Bankruptcy Code.

1.87        “Insured Claim” means any Unsecured Claim arising from an incident or occurrence to the extent that liability thereunder, if any, is covered by an insurance policy of the Debtors.

1.88        “Intercompany Claim” means a Claim of any Debtor against any other Debtor.

1.89        “Intercreditor Agreement” means that certain Intercreditor Agreement dated as of April 19, 2002 among CPLP, Crown Pacific Partners, L.P., the Bank Term Lenders party thereto, the Bank Term Lender Agent, the Noteholders party thereto and the Collateral Agent, and their successors and assigns.

1.90        “Interest” means as to each Debtor: (a) any share of common stock, partnership interest (including without limitation the units issued by CPP) or other instrument evidencing an ownership interest in such Debtor, whether or not transferable; or (b) any option, warrant or right, contractual or otherwise, to acquire an ownership interest in such Debtor.

1.91        “Lien” has the meaning set forth in section 101(37) of the Bankruptcy Code.

1.92        “Liquidating Trust” means the grantor trust established pursuant to the laws of the State of Arizona in accordance with section 6.1 of this Plan.

1.93        “Liquidating Trust Agreement” means the agreement generally described in section 6.1 of this Plan, as approved by the Bankruptcy Court, which shall be in substantially the form attached as Exhibit A hereto.

1.94        “Liquidating Trustee” means Michael W. Carmel or such other party named as Liquidating Trustee in accordance with the terms of the Plan and the Liquidating Trust Agreement, or any Person who becomes a successor in accordance with the terms of this Plan and the Liquidating Trust Agreement.

1.95        “LPC” means Louisiana Pacific Corporation, a Delaware corporation.

1.96        “LPC Escrow” means the $2 million escrow deposit currently held by Chicago Title Insurance Company in connection with the LPC Purchase Agreement.

1.97        “LPC Purchase Agreement” means the Purchase Agreement (Bonners Ferry Mill), dated as of August 20, 2001, between CPLP and LPC, as amended by First Amendment to Agreement, dated as of August 30, 2001, and by Second Amendment to Purchase and Sale Agreement, dated as of September 28, 2001.

1.98        “LPC Sublease” the Facility Sublease (Idaho), dated September 28, 2001, between CPLP, as sublessor, and LPC, as sublessee.

1.99        “Mill Notes” means the 7.20% Secured Notes Series A, due July 2, 2010, and the 7.25% Secured Notes Series B, due July 2, 2010, issued by the Owner-Trustee.

1.100      “Mill Note Purchasers” means Minnesota Life Insurance Company, The Great-West Life Assurance Company, and Nationwide Life Insurance Company, as initial purchasers of the Mill Notes, and any subsequent Holders of the Mill Notes.

1.101      “MSP/KERP Claims” means any Claims arising under the Severance Program or Retention Plan.

1.102      “Net Proceeds” means the Cash or other proceeds from the sale, collection or other monetization of any property or assets remaining after payment of any taxes, liens, fees, commissions or similar charges, or other transaction costs necessary to such sale, collection or other disposition.

1.103      “Net Worth Assets” means the real property described in Schedule 1.103 to this Plan.

1.104      “Net Worth Assets Transaction” means the transactions with respect to the transfer to CPLP from CPALP of the Net Worth Assets in exchange for $1.5 million and mutual releases provided for in this Plan, which transactions will be set forth in an agreement between CPALP and CPLP in form and substance satisfactory to the Creditors Committee, the Proponent Term Lenders, CPLP and CPALP.

1.105      “NewCo” means a limited liability company formed under the laws of the State of Delaware that will be established prior to the Effective Date in accordance with this Plan, and the equity ownership of which will be assigned to the Term Lenders in consideration of the satisfaction of their Secured Claims.

1.106      “NewCo Ancillary Assets” means (i) those Assets directly related to the operation of the Term Lender Collateral (generally consisting of certain of the Debtors’ furniture, fixtures, equipment, and certain parcels of real property and easements) as specifically identified on Schedule 1.106 to this Plan (but excluding the Assets listed on Schedule 5.2.2 whether or not abandoned under this Plan), (ii) if and to the extent transferred prior to the Effective Date to CPLP, the Net Worth Assets, and (iii) any and all of the Debtors’ rights under the executory contracts and unexpired leases identified on Schedule 1.106 to this Plan and assumed and assigned to a NewCo Entity.

1.107      “NewCo Corp” means a corporation or corporations formed under the laws of the State of Delaware that will be organized prior to the Effective Date in accordance with this Plan and the entire equity ownership of which shall be assigned to the respective Term Lender that requested that it receive NewCo Corp Shares in accordance with this Plan.

1.108      “NewCo Corp Funding Amount” means an amount of Cash equal to one percent of the aggregate value of the Assets transferred to NewCo and the NewCo Subsidiaries pursuant to this Plan, without duplication, on the Effective Date, i.e. $3,091,638.

1.109      “NewCo Corp Shares” means the uncertificated equity ownership shares of common stock issued by each NewCo Corp.

1.110      “NewCo Entities” means, collectively, NewCo, each NewCo Corp and each NewCo Subsidiary.

1.111      “NewCo Membership Interests” means the uncertificated membership interests issued by NewCo.

1.112      “NewCo Subsidiary” means each single member limited liability company formed under the laws of the State of Delaware that will be established prior to the Effective Date in accordance with this Plan and the equity ownership of which shall be held by NewCo in accordance with this Plan.

1.113      “NewCo Unit” has the meaning set forth in Section 4.2.2.2 of this Plan.

1.114      “Non-Insider” means an Entity that is not an Insider.

1.115      “Non-Insider Preference Claim” shall mean a Preference Claim against any Non-Insider, which are released under this Plan.

1.116      “Noteholder” means any Holder of a Senior Note.

1.117      “Noteholder Proponents” means singularly and/or collectively the Noteholders identified as Plan Proponents on Schedule 1.117 to this Plan.

1.118      “Operative Document” means any contract, instrument, release, settlement agreement or other agreement or document, if any, that is reasonably necessary to effectuate and implement the terms of this Plan.

1.119      “Organizational Documents” means, with respect to each of NewCo and each NewCo Subsidiary, any original and/or amended and restated certificate of formation and limited liability company agreement, and with respect to each NewCo Corp, its certificate of incorporation and bylaws.

1.120      “Other Bonners Ferry Documents” means the Bonners Ferry Documents other than the Bonners Ferry Facility Lease, the Bonners Ferry Site Lease and the LPC Sublease.

1.121      “Other Preserved Real Property Rights” means any easements, licenses, permits, rights, privileges, powers, uses, reciprocal easement agreements, vaults, tunnel or bridge agreements, and any other interest in real estate or rights in rem, relating to any real property comprising the Term Lender Collateral, that are (i) of record and enforceable in the respective jurisdiction where such real property Collateral is located, (ii) are subordinate or junior to the lien of the Collateral Agent, and (iii) specified in Schedule 1.121 by the Required Proponent Term Lenders filed by the Exhibit Filing Date.

1.122      “Other Priority Claim” means any Claim other than an Administrative Expense Claim or a Priority Tax Claim entitled to priority under section 507(a) of the Bankruptcy Code.

1.123      “Other Secured Claim” means any Secured Claim (including a Secured Tax Claim) other than a Term Lender Secured Claim, regardless of the form of the Collateral or Lien or Security Interest securing payment of such Other Secured Claim.

1.124      “Owner-Trustee” means Wilmington Trust Company, as Owner-Trustee pursuant to, inter alia, the Participation Agreement.

1.125      “Participation Agreement” means the Participation Agreement among CPLP, ICX Corporation, the Owner-Trustee, the Indenture Trustee, and the Mill Note Purchasers, dated October 15, 1998.

1.126      “Person” has the meaning set forth in section 101(41) of the Bankruptcy Code.

1.127      “Petition Date” means June 29, 2003, when the Chapter 11 Cases were commenced by the Debtors.

1.128      “Plan” means this Chapter 11 plan, including, without limitation, all exhibits, supplements, appendices and schedules hereto, either in its present form or as the same may be altered, amended or modified from time to time pursuant to the Bankruptcy Code or Final Order of the Court.

1.129      “Post-Effective Date Service List” has the meaning set forth in section 14.4.

1.130      “Postpetition Tax Claim” means any Administrative Expense Claim by a governmental unit for taxes (and for interest and/or penalties related to such taxes) for any tax year or period, all or any portion of which occurs or falls within the period from and including the Petition Date through and including the Effective Date.

1.131      “Preference Claim” means a Cause of Action arising under section 547 of the Bankruptcy Code.

1.132      “Preserved Real Property Rights” means any easements, licenses, permits, rights, privileges, powers, uses, reciprocal easement agreements, vaults, tunnel or bridge agreements, and any other interest in real estate or rights in rem, relating to any real property comprising the Term Lender Collateral, that are (i) of record and enforceable in the respective jurisdiction where such real property Collateral is located and (ii) not subordinate or junior to the lien of the Collateral Agent.

1.133                 “Priority Tax Claim” means any Claim of a governmental unit of the kind specified in section 502(i) or section 507(a)(8) of the Bankruptcy Code. Priority Tax Claims do not include ad valorem tax claims if such Claims under applicable state law are secured by a Lien on any of the Debtors’ Assets.

1.134                 “Pro Rata” means a proportionate sharing, so that the ratio of the consideration distributed on account of an Allowed Claim in a Class to the amount that such Allowed Claim is the same as the ratio of the amount of the consideration distributed on account of all Allowed Claims in such Class to the amount of all Allowed Claims in such Class.

1.135                 “Professional” means a professional Entity retained (i) prior to the Effective Date by the Debtors or the Creditors’ Committee with Court approval, or (ii) subsequent to the Effective Date, by the Liquidating Trustee or Creditors’ Committee or the Required Proponent Term Lenders in accordance with the terms of this Plan.

1.136                 “Proponents” means, singularly and/or collectively, each of the Debtors, Proponent Term Lenders and the Creditors’ Committee, as co-proponents of this Plan.

1.137                 “Proponent Term Lenders” means (i) on or prior to the Effective Date, each of the Bank Term Lender Proponents and the Noteholder Proponents; and (ii) after the Effective Date, Holders of Allowed Class 5 Claims, as of any date of determination.

1.138                 “Released Committee Claims” has the meaning set forth in section 8.8.1.

1.139                 “Released Committee Parties” has the meaning set forth in section 8.8.1.

1.140                 “Released CP Admin Group Claims” has the meaning set forth in section 8.7.1.

1.141                 “Released Debtor Affiliates” means individually and/or collectively, (i) CPM and (ii) any Entity that holds an equity interest in CPM (but excluding any Entity that is within the CP Admin Group).

1.142                 “Released Debtor Persons” means Deborah L. Duncan, Richard B. Keller, Lee C. Simpson, Mark V. Allred, Gary N. Cremer, Steven E. Dietrich, John S. Ernst, P. A. (“Tony”) Leineweber, Susan R. Steers, Brandon L. Works, L. James Weeks, Richard D. Snyder, Christopher Mumford, William L. Smith, Charles E. Carlbom, John W. Larson, and James A. Bondoux, except to the extent any such Person receives a release pursuant to this Plan as a member of the CP Admin Group.

1.143                 “Released Debtor Persons’ Claims” has the meaning set forth in section 8.9.1.

1.144                 “Released Lender Parties” means, collectively, the Collateral Agent, the Bank Term Lender Agent, the Term Lenders, and each of their respective past, current and future members, shareholders, directors, officers, employees, agents, accountants, financial advisors, attorneys, trustees, representatives, other affiliates and their successors and assigns.

1.145                 “Released Term Lender Claims” has the meaning set forth in section 8.6.1.

1.146                 “Required Class 5 Holders” means, after the Effective Date, any composition of Holders holding in excess of fifty percent (50%) of the aggregate amount of Allowed Class 5 Claims.

1.147                 “Required Proponent Term Lenders” means (i) on or prior to the Effective Date, as of any date of determination, any composition of the Proponent Term Lenders that held at least two-thirds (2/3s) of the aggregate Proponent Term Lender Claims; and (ii) after the Effective Date, as of any date of determination, the Required Class 5 Holders.

1.148                 “Retention Plan” means the Key Employee Retention Plan approved by the Court in the Chapter 11 Cases by its Order Approving Debtors’ Key Employee Retention Plan and Post-Petition Modified Severance Program and Authorizing Payments to Be Made Pursuant to the Terms Thereunder Without Further Order of the Court entered on May 19, 2004.

1.149                 “SEC Filings” means public filings by CPP with the Securities and Exchange Commission pursuant to the Securities Act of 1934, as amended, prior to October 31, 2004.

1.150                 “Secured Claim” means any Claim, to the extent reflected in the Bankruptcy Schedules or a proof of claim as a Secured Claim, to the extent it is secured by a valid, unavoidable Lien or Security Interest in Collateral (whether consensual or otherwise), to the extent of the value of the Estates’ interest in such Collateral, as determined in accordance with section 506(a) of the Bankruptcy Code and taking into account any other Secured Claims with respect to such Collateral not inferior in priority to such Secured Claim, or, in the event that such Claim is subject to setoff under section 553 of the Bankruptcy Code, to the extent of such setoff.

1.151                 “Secured Tax Claim” means any Claim of a governmental unit that under applicable state law is secured by a Lien on any of the Debtors’ Assets.

1.152                 “Security Interest” has the meaning set forth in section 101(50) of the Bankruptcy Code.

1.153                 “Senior Notes” means:

(i)    the 9.78% Senior Notes due December 1, 2009 (as amended and outstanding from time to time) in the original aggregate principal amount of $275,000,000, issued by CPLP pursuant to the Note Purchase Agreement, dated as of December 1, 1994,  between CPLP and the purchasers named therein;

(ii)    the 9.60% Senior Notes due December 1, 2009 (as amended and outstanding from time to time) in the original aggregate principal amount of $25,000,000, issued by CPLP pursuant to the Note Purchase Agreement, dated as of March 15, 1995, between CPLP and the purchasers named therein;

(iii)    the Senior Notes issued by CPLP in the original aggregate principal amount of $91,000,000, comprised of (a) 8.01% Senior Notes, Series A, due August 1, 2006, in the original aggregate principal amount of $6,490,000, (b) 8.16% Senior Notes, Series B, due August 1, 2011, in the original aggregate principal amount of $50,000,000, (c) 8.21% Senior Notes, Series C, due August 1, 2011, in the original aggregate principal amount of $19,510,000 and (d) 8.25% Senior Notes, Series D, due August 1, 2013, in the original aggregate principal amount of $15,000,000, (as amended and outstanding from time to time), issued pursuant to the Note Purchase Agreement, dated as of August 1, 1996, between CPLP and the purchasers named therein; and

(iv)    the Senior Notes issued by CPLP in the original aggregate principal amount of $95,000,000, comprised of (a) 7.76% Senior Notes, Series A, due February 1, 2012, in the original aggregate principal amount of $15,000,000, (b) 7.76% Senior Notes, Series B, due February 1, 2013, in the original aggregate principal amount of $55,000,000, and (c) 7.93% Senior Notes, Series C, due February 1, 2018, in the original aggregate principal amount of $25,000,000 (as amended and outstanding from time to time), issued pursuant to the Note Purchase Agreement, dated as of December 15, 1997, between CPLP and the purchasers named therein.

1.154                 “Severance Program” means the Post-Petition Modified Severance Program approved by the Court in the Chapter 11 Cases by its Order Approving Debtors’ Key Employee Retention Plan and Post-Petition Modified Severance Program and Authorizing Payments to Be

Made Pursuant to the Terms Thereunder Without Further Order of the Court entered on May 19, 2004.

1.155                 “Subordinated Claim” means any Claim that is subordinated by Final Order pursuant to section 510 of the Bankruptcy Code or otherwise.

1.156                 “Tax Indemnity Agreement” means the Tax Indemnity Agreement, dated as of October 30, 1998, between CPLP and ICX Corporation.

1.157                 “Term Lender Claim” means a Claim against the Debtors arising under or pursuant to a Senior Note and/or the Bank Loan Documents.

1.158                 “Term Lender Collateral” means the Collateral securing the Term Lender Claims.

1.159                 “Term Lender Consent” means, as to any action or issue requiring consent of the Term Lenders under this Plan, the consent or acceptance (in accordance with section 14.5 of this Plan) of the Required Proponent Term Lenders.

1.160                 “Term Lender Deficiency Claim” means the Unsecured portion of a Term Lender Claim in accordance with section 506(a) of the Bankruptcy Code.

1.161                 “Term Lender Secured Claim” means that portion of a Term Lender Claim that is secured by the Term Lender Collateral.

1.162                 “Term Lenders” means, singularly and/or collectively, each of the Bank Term Lenders, the Bank Term Lender Agent, the Collateral Agent and the Noteholders.

1.163                 “Trust Assets” means all Assets except (i) the Term Lender Collateral (provided that the Excluded Collateral listed on Schedule 5.2.1 as transferred to the Trust shall constitute Trust Assets), (ii) the Abandoned Assets, (iii) the Bonners Ferry Assets (other than the LPC Escrow) and Bonners Ferry Realty if Bonners Ferry Acceptance or Bonners Ferry Consensual Transaction Acceptance is received, (vi) the NewCo Ancillary Assets, (v) the NewCo Corp

Funding Amount, and (vi) equity interests in the NewCo Entities and the Assets transferred to the NewCo Entities in accordance with this Plan.

1.164                 “Trust Beneficiaries” means Holders of Allowed Class 4, 5 and 6 Claims as of and after the Effective Date.

1.165                 “Unclassified Claims” means Administrative Expense Claims and Priority Tax Claims.

1.166                 “Unsecured Claim” means any Claim that is not a Secured Claim, Administrative Expense Claim, Priority Tax Claim or Other Priority Claim.

1.167                 “U.S. Trustee” means the Office of the United States Trustee for Region 14.

1.168                 “Value of NewCo Ancillary Assets” means $17,140,787, less $9,200,000 if the Net Worth Assets are not transferred by CPLP to NewCo.

For purposes of this Plan: (a) whenever from the context it is appropriate, each term, whether stated in the singular or the plural, shall include both the singular and the plural; (b) to the extent a reference or description in this Plan to an Operative Document is inconsistent with the terms or conditions of that Operative Document, the terms and conditions of the Operative Document shall govern over the reference or description contained in this Plan; (c) any reference in this Plan to an existing document, schedule, Operative Document, or exhibit filed or to be filed means such document, schedule, Operative Document, or exhibit, as it may have been or may be amended, modified, or supplemented in accordance with section 14.13; (d) unless otherwise specified in a particular reference, all references in this Plan to sections, Articles, and exhibits are references to sections, Articles, and exhibits of or to this Plan; (e) the words “herein,” “hereof,” “hereto,” “hereunder,” and others of similar import refer to this Plan in its entirety rather than to only a particular portion of this Plan; (f) the word “all” shall mean “any and all”; (g) captions and headings to Articles and sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretations of this Plan; (h) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply, including that the terms “includes,” “shall include,” and “including” are not limiting; (i) reference to a pleading, request, or document being “filed” means duly and properly filed with the Court as reflected on the docket of the Court; (j) all exhibits and schedules to this Plan are incorporated into this Plan, and shall be deemed to be included in this Plan, regardless of when they are filed; (k) any service or notice provided for in this Plan shall be provided at the addresses specified in section 14.2.1 of this Plan; (1) except to the extent that the Bankruptcy Code or other federal law is applicable, or to the extent the exhibits or Operative Documents provide otherwise, the rights, duties and obligations under this Plan shall be governed, construed and enforced in accordance with the laws of the State of Arizona; and (m) to the extent a reference or description in the Disclosure Statement to this Plan or an Operative Document is inconsistent with the terms or conditions of this Plan or Operative Document, the terms and conditions of this Plan or Operative Documents shall govern over the reference contained in the Disclosure Statement.

ARTICLE II

SUBSTANTIVE CONSOLIDATION OF DEBTORS’ ESTATES

2.1                               Substantive Consolidation. This Plan will serve to substantively consolidate the Chapter 11 Cases. The Confirmation Order must contain findings supporting, and conclusions providing for, substantive consolidation of the Debtors’ Estates for purposes of Distributions on the terms set forth in this Article II of this Plan.

2.2                               Effect of Substantive Consolidation. As a result of the substantive consolidation of the Assets and liabilities of the Debtors: (a) the Chapter 11 Cases shall be consolidated into the case of CPLP as a single consolidated case; (b) all property of the Estate of each of the Debtors shall be deemed to be property of the Consolidated Estate; (c) all Allowed Claims against each Estate of the Debtors shall be deemed to be Allowed Claims against the

Consolidated Estate, any proof of claim filed against one or more of the Debtors shall be deemed to be a single Claim filed against the Consolidated Estate, and all duplicate proofs of Claim for the same Claim filed against more than one Debtor shall be expunged; (d) all Intercompany Claims by and against any of the Debtors shall be eliminated, and no Distributions under this Plan shall be made on account of Claims based upon such Intercompany Claims; (e) except as specifically provided herein, all guarantees by one Debtor of claims against any other Debtor shall be extinguished and eliminated, and no Distributions under this Plan shall be made on account of Claims based upon such guarantees; and (f) for purposes of determining the availability of the right of setoff under section 553 of the Bankruptcy Code, the Debtors shall be treated as one consolidated entity so that, subject to the other provisions of section 553 of the Bankruptcy Code, debts due to one Debtor and claims against one Debtor may be set off against the debts of and claims against the other; provided, however, the consolidation shall not affect or expand in any manner the liability of non-Debtors on any Claim.

2.3                               No Impact on Secured Claims. Substantive consolidation shall have no effect upon valid, enforceable and unavoidable Liens, and shall not expand or contract those liens in any way. Substantive consolidation shall not have the effect of creating a Claim in a Class different from the Class in which a Claim would have been placed under this Plan in the absence of substantive consolidation. The substantive consolidation contemplated herein shall not affect any applicable date(s) for purposes of pursuing any Bankruptcy Causes of Action.

ARTICLE III

CLASSIFICATION OF CLAIMS AND INTERESTS

3.1                               Classification. All Claims and Interests, except Administrative Expense Claims (which term includes, without limitation, Fee Claims) and except Priority Tax Claims, are placed in the Classes set forth below. In accordance with section 1123(a)(1) of the Bankruptcy

Code, Administrative Expense Claims and Priority Tax Claims are not classified.  A Claim or Interest is placed in a particular Class only to the extent that the Claim or Interest falls within the description of that Class and is classified in other Classes to the extent that any portion of the Claim or Interest falls within the description of such other Classes.

A Claim or Interest is also placed in a particular Class for all purposes, including voting on this Plan, confirmation and receiving Distributions pursuant to this Plan only to the extent that such Claim or Interest is an Allowed Claim in that Class and such Claim has not been paid, released or otherwise settled prior to the Effective Date.

3.2                          Unclassified Claims (not entitled to vote on this Plan).

(a)                                  Administrative Expense Claims.

(b)                                 Priority Tax Claims.

3.3                           Classes of Claims.

(a)                                  Class 1. Other Priority Claims.

(b)                                 Class 2. Term Lender Secured Claims.

(c)                                  Class 3.  Other Secured Claims.  Each Holder of an Other Secured Claim shall be deemed to be in a separate class for purposes of voting on and confirming this Plan.

(d)                                 Class 4. General Unsecured Claims.

(e)                                  Class 5. Term Lender Deficiency Claims.

(f)                                    Class 6. Foxglove Option Claim.

(g)                                 Class 7. Bonners Ferry Claims.

(h)                                 Class 8.  Subordinated Claims.

(i)                                     Class 9.  Interests.

ARTICLE IV

TREATMENT OF CLAIMS AND INTERESTS RIGHT TO VOTE

4.1                               Unclassified Claims.

4.1.1                          Administrative Expense Claims.

4.1.1.1           General Provisions.  Subject to the provisions of sections 330(a), 331 and 503(b) of the Bankruptcy Code, each Allowed Administrative Expense Claim shall be paid in full, in Cash, by the Liquidating Trustee from the Liquidating Trust on, or as soon as reasonably practicable after, the latest of: (a) the Effective Date; (b) such date as may be fixed by the Court; and (c) the tenth Business Day after such Claim is Allowed, unless otherwise agreed by the Holder of such Claim and the Liquidating Trustee.

4.1.1.2           Requests for Payment. All requests for payment of Administrative Expense Claims must be filed within forty-five (45) days after the Effective Date or the holders thereof shall be forever barred from asserting such Administrative Expense Claims against the Debtors, the Assets or the Liquidating Trust. All final applications for allowance and disbursement of Fee Claims must be filed in accordance with section 4.1.1.3 of this Plan.

4.1.1.3           Fee Claims. Each Entity seeking an award by the Court of a Fee Claim: (a) must file its final application for allowance of such Fee Claim within forty-five (45) days after the Effective Date; and (b) if the Court grants such an award, each such Entity shall be paid in full in Cash by the Liquidating Trustee from the Administrative Reserve in such previously unpaid Allowed amounts as soon thereafter as practicable. All such applications must be in compliance with all of the terms and provisions of any applicable order of the Court, including the Confirmation Order, and all other orders governing payment of Fee Claims.

4.1.1.4           Postpetition Tax Claims. All Postpetition Tax Claims must be filed with a motion for payment and served on the Liquidating Trustee, the Creditors’ Committee, the Proponent Term Lenders, and any other party specifically requesting a copy in writing on or before the later of (i) fifteen (15) days following the date of mailing of the notice of the Effective Date; and (ii) one hundred and twenty (120) days following the filing of the tax return for such taxes for such tax year or period with the applicable governmental unit for any amounts in excess of the amount shown as due on such return; unless an application is filed under section 505(b) of the Bankruptcy Code, and if such application is filed, the sixty-first (61st) day after the filing of such application. Any Holder of any Postpetition Tax Claim that is required to file a motion for payment of such taxes and which does not file and properly serve such a Claim by the applicable bar date shall be forever barred from asserting any Postpetition Tax Claim in excess of the amount shown due on the applicable return against the Debtors, or their Assets, regardless of whether any such Postpetition Tax Claim is deemed to arise prior to, on, or subsequent to the Effective Date. Any interested party may object to any Postpetition Tax Claim by filing a written objection with the Court and serving its objection on the Liquidating Trustee, the Creditors’ Committee, the Proponent Term Lenders and the relevant governmental unit. Postpetition Tax Claims shall be Allowed upon entry of a Court order pursuant to the Claim motion, and shall be deemed Allowed in the amount shown on any return specified in clause (ii) above in the absence of a timely motion for payment of a Claim for additional amounts due by the applicable governmental unit.

4.1.2                                             Priority Tax Claims. On, or as soon as reasonably practicable after, the later of (i) the Effective Date or (ii) the date on which a Priority Tax Claim becomes an Allowed Priority Tax Claim, each Holder of an Allowed Priority Tax Claim shall receive in full satisfaction, settlement and release of and in exchange for such Allowed Priority Tax Claim: (a) Cash equal to the amount of such Allowed Priority Tax Claim; or (b) such other treatment as to which the Liquidating Trustee and the Holder of such Allowed Priority Tax Claim shall have agreed upon in writing.

4.2                               Classified Claims and Interests.

4.2.1                                             Class 1. Other Priority Claims. The legal and equitable rights of the Holders of Allowed Other Priority Claims are unaltered by this Plan. On, or as soon as reasonably practicable after, the later of (i) the Effective Date or (ii) the date on which such Other Priority Claim becomes an Allowed Other Priority Claim, each Holder of an Allowed Other Priority Claim shall receive in full satisfaction, settlement and release of and in exchange for such Allowed Other Priority Claim to the extent necessary to render each such Allowed Priority Claim unimpaired within the meaning of section 1129 of the Bankruptcy Code: (a) Cash equal to the amount of such Allowed Other Priority Claim (including any interest on such claim to which such Holder may be entitled, if any); or (b) such other treatment as to which the Debtors, the Committee, the Required Proponent Term Lenders and/or Liquidating Trustee and the Holder of such Allowed Other Priority Claim shall have agreed upon in writing.

Holders of Class 1 Claims are not impaired and are deemed to have accepted this Plan.

4.2.2                                             Class 2. Secured Term Lender Claims.

4.2.2.1                                   Claim Allowance.  Class 2 consists of Secured Term Lender Claims.  Class 2 Claims remaining after distribution of proceeds of Term Lender Collateral during the Chapter 11 Cases are Allowed in the aggregate amount of $292,023,025 (unless there is a material adverse change in the Collateral securing the Term Lender Claims, in which event, the Proponent Term Lenders may petition the Court to determine the aggregate Allowed amount of the Secured Term Lender Claims), which amount is allocated among the Holders of Term Lender Claims based on the outstanding principal amount of the respective Term Lender’s Allowed

Claim to the aggregate outstanding principal amount of Allowed Term Lender Claims, consistent with the provisions of the Intercreditor Agreement.

4.2.2.2           Claim Treatment. In full and final satisfaction of any and all Allowed Class 2 Claims, the Holders of Class 2 Claims will receive all of the outstanding equity ownership interests in NewCo and each NewCo Corp, after all of the Debtors’ right, title and interest in the Term Lender Collateral as of the Effective Date (less the Excluded Collateral) has been assigned to the NewCo Entities in accordance with Section 5.4.1 of this Plan. Each Term Lender may elect to receive either NewCo Membership Interests or NewCo Corp Shares by checking the appropriate box on the ballot (the NewCo Membership Interests and NewCo Corp Shares are collectively referred to in this Plan as the “NewCo Units”). A separate NewCo Corp shall be formed for each Term Lender that elects to receive NewCo Corp Shares. Any Term Lender that does not elect to receive NewCo Corp Shares will receive its distribution in the form of NewCo Membership Interests. Each Term Lender shall receive NewCo Units in an amount such that its percentage ownership of NewCo (either directly or indirectly through a NewCo Corp), will equal the percentage of the outstanding principal amount of Senior Notes and Bank Loans such Term Lender owned to the aggregate outstanding principal amount of Senior Notes and Bank Loans as of the Distribution Record Date. The NewCo Entities are successors of the Debtors within the meaning of section 1145 of the Bankruptcy Code, and under that section, the issuance, distribution and transfer of NewCo Units pursuant to this Plan shall be exempt from registration under the Securities Act of 1933, as amended, and applicable state laws requiring registration of securities.

If a Term Lender wishes to receive a portion of its NewCo Units in the form of NewCo Membership Interests and the remaining portion in NewCo Corp. Shares, it may so indicate on its ballot. Ambiguity concerning whether a Term Lender has elected to receive NewCo Membership Interests or NewCo Corp Shares or how many NewCo Corps should be formed will not affect the validity of the vote to accept or reject the Plan. The Required Proponent Term Lenders shall resolve any ambiguities with such election, if any, prior to the Effective Date.

A Term Lender may designate an Entity or Entities other than itself to receive its NewCo Units and/or its beneficial interests in the Liquidating Trust on the Effective Date if such Term Lender (i) delivers written notice not later than 5:00 pm (prevailing Pacific time) on the Distribution Record Date in accordance with Section 14.2, which notice explicitly states such Term Lender’s intention to designate one or more Entities to receive its NewCo Units or its beneficial interests in the Liquidating Trust and clearly identifies such other Entity or Entities and (ii) concurrently with such notice, the designee receiving the NewCo Units or the beneficial interests in the Liquidating Trust delivers a letter, in form and substance satisfactory to the counsel to Proponent Noteholders, in which it makes for the benefit of NewCo the representations set forth in Section 11.1 of the NewCo Amended and Restated Limited Liability Company Operating Agreement and agrees to be bound by the terms thereof, provided that, a Term Lender may not designate more than one Entity to receive its interests if (i) in the case of NewCo Units, either Entity will receive NewCo units representing less than 0.5% of the aggregate equity of NewCo and, (ii) in the case beneficial interests in the Liquidating Trust, the aggregate number of Holders of Class 5 beneficial interests would exceed 450.

4.2.2.3           Impairment; Voting. The Holders of Class 2 Claims are impaired and entitled to vote to accept or reject this Plan.

4.2.3             Class 3. Other Secured Claims.

4.2.3.1           General Treatment. On, or as soon as reasonably practicable after, the later of (i) the Effective Date, (ii) the date on which such Other Secured Claim becomes an Allowed Other Secured Claim, or (iii) solely with respect to a Secured Claim that is a Secured

Tax Claim, the last day on which the Secured Tax Claim is due and payable without interest or penalty, each Holder of an Allowed Other Secured Claim shall receive in full satisfaction, settlement and release of and in exchange for such Allowed Other Secured Claim at the election of (i) if before the Effective Date, the Debtors, Creditors’ Committee and the Required Proponent Term Lenders or (ii) if after the Effective Date, the Liquidating Trustee, (a) Cash in the full amount of such Allowed Other Secured Claim; (b) the return of any and all Collateral securing such Allowed Other Secured Claim (except as to a Secured Tax Claim); (c) such other treatment as to which the Debtors, the Creditors’ Committee and the Required Proponent Term Lenders and/or Liquidating Trustee, as applicable, and the Holder of such Allowed Other Secured Claim shall have agreed upon in writing (including an agreement by LPC to Bonners Ferry Consensual Transaction Acceptance); or (d) such other treatment as may be ordered by the Court.

4.2.3.2           Impairment; Voting. Holders of Class 3 Claims are impaired and are entitled to vote to accept or reject this Plan.

4.2.4             Class 4. General Unsecured Claims.

4.2.4.1           General Treatment. Holders of Allowed Class 4 Claims shall be Trust Beneficiaries, and in full and final satisfaction of their Claims, shall receive their pro rata share of the Class 4 Aggregate Distribution from the Liquidating Trust, provided that (i) in no event shall any Allowed Class 4 Claim be paid more than 100% of the Allowed Amount of such Claim and (ii) the Holder of any Insured Claim must first pursue such Claim against any applicable insurance policy and exhaust all such recovery rights on the Claim before being entitled to receive Distributions under this Plan. Distributions to Allowed Class 4 Claims shall be made as provided in Article VII and sections 6.7.2 and 6.7.3 of this Plan.  No postpetition interest will be allowed or paid on any Class 4 Claim.

4.2.4.2           Impairment; Voting. Holders of Class 4 Claims are impaired and are entitled to vote to accept or reject this Plan.

4.2.5             Class 5. Term Lender Deficiency Claims.

4.2.5.1           Claim Allowance. Class 5 Claims are Allowed in an aggregate amount equal to $505,438,510 less the aggregate amount of the Allowed Class 2 Claims, i.e. $213,415,486 (unless there is a material adverse change in collateral value, resulting in a change in the Allowed Class 2 Claims).  This aggregate Allowed Claim amount is allocated among the Holders of Allowed Term Lender Claims based on the ratio of each such Holder’s Allowed Claim (less such Holder’s Allowed Class 2 Claim) to the aggregate Allowed Class 5 Claims.

4.2.5.2           General Treatment. Holders of Allowed Class 5 Claims shall, and in full and final satisfaction of their Claims, receive (i) an enhancement in the value of the NewCo Entities through the transfer by CPLP of the NewCo Ancillary Assets to the NewCo Entities; (ii) an enhancement in the value of the NewCo Entities through the transfer by CPLP of the NewCo Corp Funding Amount to the NewCo Corps, and the subsequent contribution of such amount to NewCo by the NewCo Corps; and (iii) beneficial interests in the Liquidating Trust in an aggregate percentage equal to the Class 5 Sharing Percentage (subject to adjustment as set forth in the next two immediately following sentences). Distributions from the Liquidating Trust from Distributable Cash allocated to Allowed Class 5 Claims shall be reduced (unless or until the Aggregate Allowed Class 4 Claims have received 100% of such Allowed Class 4 Claims) in an amount equal to (i) the Class 5 Funded Amount, plus (ii) the Class 4 Sharing Percentage of the Value of NewCo Ancillary Assets, plus (iii) the Class 4 Sharing Percentage of the NewCo Corp Funding Amount. No postpetition interest will be allowed or paid on any Class 5 Claim. Distributions by the Liquidating Trustee on behalf of Holders of Class 5 beneficial interests in the Liquidating Trust shall be distributed pursuant to the terms of the Intercreditor Agreement.

A Term Lender may designate an Entity or Entities other than itself to receive its beneficial interests in the Liquidating Trust on the Effective Date as set forth in section 4.2.2.2.

4.2.5.3           Impairment; Voting. Holders of Class 5 Claims are impaired and are entitled to vote to accept or reject this Plan.

4.2.6             Class 6. Foxglove Option Claim.

4.2.6.1           General Treatment.

(a)(1) The Foxglove Option Property will be assigned to the NewCo Subsidiary named Cascade Timberlands (Hamilton) LLC (the “Hamilton Subsidiary”) subject to the Foxglove Option Agreement which will be unimpaired.  The Foxglove Option Agreement and each of the terms and conditions thereof will remain in full force and effect except as modified herein.

(2) As soon as practicable after assignment of the Foxglove Option Property to the Hamilton Subsidiary, and in no event more than 60 days following the Effective Date, the Hamilton Subsidiary will grant a lien on the Foxglove Option Property to secure its obligations under the Foxglove Option Agreement pursuant to a deed of trust (a) in form and substance reasonably satisfactory to Foxglove LLC (“Foxglove”) and the Hamilton Subsidiary and (b) in the event of any disagreement between such parties, in a form approved by the Bankruptcy Court after notice and hearing.

(3) The per acre Purchase Price (as defined in Section 7.1 of the Foxglove Option Agreement) shall be amended to the sum of (a) $215 plus (b) an amount equal to (i) the product of (A) the Value of the Foxglove Option (as determined pursuant to subparagraph (b) below) multiplied by (B) 14.8%, divided by (ii) the total number of acres subject to the Foxglove Option.

(4) For all purposes of the Foxglove Option Agreement and this Section 4.2.6.1 of the Plan, the Glen Echo Acreage shall be deemed to have been deleted from, and not included within, the Foxglove Option Agreement and the Foxglove Option Property.

(5) Notwithstanding Section 5.2.2 of this Plan, in the event that Foxglove on or prior to December 22, 2004 notifies CPLP in writing pursuant to this Section 4.2.6.1 of its election to acquire the Glen Echo Acreage at no cost, then CPLP will transfer by quitclaim deed (i.e. on a completely nonrecourse basis) to Foxglove the Glen Echo Acreage, subject to a declaration of easements to permit use of existing roads.

(b) By the 30th day immediately following the Effective Date (the “Appointment Date”), each of Foxglove and the Hamilton Subsidiary shall engage a qualified licensed real estate appraiser or appraisal firm with significant experience appraising timberlands and residential property in Whatcom County, Washington (an “Appraiser”) to determine the fair market value of the Foxglove Option as of the Effective Date (the “Value of the Foxglove Option”), which appraisals shall be completed by the 90th day immediately following the Effective Date (the “Report Date”).

The first two appointed Appraisers shall submit to each other simultaneously on or prior to the Report Date copies of their respective written determinations of the fair market value of the Foxglove Option as of the Effective Date (each, a “Determination”). If the fair market value of the Foxglove Option set forth in the two Appraisals are within 10% of each other, then the Value of the Foxglove Option shall be the arithmetic average of such two Determinations. If the two Determinations are not within 10%, then Foxglove and the Hamilton Subsidiary shall engage a third Appraiser (which third Appraiser shall be reasonably acceptable to Foxglove and the Hamilton Subsidiary, the “Third Appraiser”), provided, that in the event of any disagreement between such parties, the Third Appraiser shall be selected by the Bankruptcy Court after notice and hearing. The Third Appraiser shall, by the 60th day immediately following its engagement, submit to Foxglove and the Hamilton Subsidiary its Determination.  Upon receipt by Foxglove and the Hamilton Subsidiary of the Determination by the Third Appraiser, the Determination with the highest fair market value of the Foxglove Option and the Determination with the lowest fair market value of the Foxglove Option will be disregarded and the Value of the Foxglove Option will be deemed to be as set forth in the remaining Determination.

The Determinations shall be prepared (i) in good faith using reasonable assumptions, (ii) without reference to the proof of claim filed by Foxglove against the Debtors, and (iii) assuming a per acre purchase price for the Foxglove Option of $215.

Each of Foxglove and the Hamilton Subsidiary shall pay the fees and expenses of its Appraiser and each shall pay 50% of the fees and expenses of the Third Appraiser (if applicable).

The Bankruptcy Court shall have jurisdiction to adjudicate any dispute that may arise with respect to the subject matter, including any procedures, set forth in this Section 4.2.6.1.

4.2.6.2           Impairment; Voting. Holders of Class 6 Claims are impaired and are entitled to vote to accept or reject this Plan.

4.2.7             Class 7. Bonners Ferry Claims.

4.2.7.1           General Treatment.

(a) If the Bonners Ferry Consensual Transaction Acceptance is not received, but the Bonners Ferry Acceptance is received, the Bonners Ferry Claims will be satisfied by (i) the transfer to the Owner-Trustee (or a designee thereof to the extent designated by the Owner-Trustee in writing to the Proponents prior to the Effective Date) of CPLP’s right, title and interest in and to the Bonners Ferry Realty, subject to any rights and obligations of any Entity (except the Debtors) under the Bonners Ferry Documents, and (ii) the assumption by CPLP and assignment to the Owner-Trustee, pursuant to Bankruptcy Code Section 365, of any remaining interest of CPLP in (a) the Bonners Ferry Site Lease, (b) the LPC Sublease, and (c) the Bonners Ferry Facility Lease to the extent not previously transferred to LPC under the LPC Purchase Agreement or the LPC Sublease, provided, however that the LPC Escrow shall not be transferred to the Owner Trustee and will be transferred to the Liquidating Trust as Trust Assets.

The Other Bonners Ferry Documents shall be rejected, to the extent they are executory.  The Bonners Ferry Parties shall be deemed to have released the Debtors, their Estates, the Consolidated Estate, the Liquidating Trust and Liquidating Trustee, the NewCo Entities, and each of the Term Lenders of any and all claims directly or indirectly relating to the Bonners Ferry Documents, including all liability of CPLP and its successors in interest under the Bonners Ferry Sublease Assignment in accordance with the assignment of all of CPLP’s remaining rights and interest in the LPC Sublease under Bankruptcy Code § 365(f).

(b) If (and only if) the Bonners Ferry Consensual Transaction Acceptance is received, then all Claims of each Bonners Ferry Party and of LPC shall be deemed Allowed in the amounts of the value each respectively receives, and satisfied by (all to occur substantially contemporaneously):

(i) the transfer to BFM LLP (or other entity acceptable to all parties) of CPLP’s right, title and interest in Bonners Ferry Realty (subject to any rights and obligations of any Entity (except the Debtors) under the Bonners Ferry Documents);

(ii) the assumption by CPLP, assignment to BFM LLP (pursuant to Bankruptcy Code section 365) and acceptance by BFM LLP (by the Bonners Ferry Parties’ favorable vote on the Plan) of any remaining interest of CPLP in (x) the Bonners Ferry Site Lease, (y) the LPC sublease, and (z) the Bonners Ferry Facility Lease to the extent not previously transferred to LPC under the LPC Purchase Agreement or the LPC Sublease, provided, however, that on or prior to the Effective Date, the entire LPC Escrow of $2 million (together with all interest and gain from any investment of such funds) less $500,000 will be transferred to CPLP, which funds will be transferred by CPLP to the Liquidating Trust as Trust Assets on the Effective Date, and the remaining $500,000 of the LPC Escrow shall be transferred to an escrow agent on behalf of the Bonners Ferry Parties and LPC, and provided, further that BFM LLP shall commit to comply in full with the terms of the assigned Bonners Ferry Documents;

(iii) the Other Bonners Ferry Documents will be assumed and assigned to BFM LLC, or terminated at its direction; and

(iv) each of the Bonners Ferry Parties and LPC will release (and in connection therewith) execute releases of any and all claims (including any and all collateral securing any such claims) directly or indirectly relating to the Bonners Ferry Documents, against the Debtors (individually and on behalf of their Estates) and their successors and assigns, including all liability of CPLP and its successors in interest under the Bonners Ferry Sublease Assignment in accordance with the assignment of all of CPLP’s remaining rights and interest in the LPC Sublease under Bankruptcy Code Section 365(f). Contemporaneously with the foregoing release,  the Debtors will release (and in connection therewith) execute releases of any and all claims directly or indirectly relating to the Bonners Ferry Documents (other than with respect to the payment of the LPC Escrow funds set forth in clause (ii) above) against the Bonners Ferry Parties and LPC.

(c) If neither Bonners Ferry Acceptance nor Bonners Ferry Consensual Transaction Acceptance is received, the Bonners Ferry Documents (except for the LPC Escrow, to the extent it may be deemed executory) and Other Bonners Ferry Documents will be rejected, and any Allowed Bonners Ferry Claims will be treated with other unsecured Class 4 Claims. The Debtors’ interests in the LPC Escrow and Bonners Ferry Realty will become Trust Assets.

4.2.7.2           Impairment; Voting. Holders of Class 7 Claims are impaired and are entitled to vote to accept or reject this Plan.

4.2.8             Class 8. Subordinated Claims.

4.2.8.1           General Treatment. Holders of Subordinated Claims shall not receive any Distributions under this Plan.

4.2.8.2           Impairment; Voting. Holders of Class 8 Subordinated Claims are impaired and are deemed to have rejected this Plan.

4.2.9             Class 9. Interests.

4.2.9.1           General Treatment. Holders of Interests shall not receive any Distributions under this Plan. Upon the Effective Date, all Interests shall be extinguished and canceled without further action by the Debtors or notice to Holders of Interests being necessary.

4.2.9.2           Impairment; Voting.  Holders of Class 9 Interests are impaired and are deemed to have rejected this Plan.

4.3                               Retention of Defenses Regarding Claims. Except as otherwise provided in this Plan including, without limitation, Article VIII hereof, nothing shall affect the Debtors’ rights and defenses, both legal and equitable, with respect to any Claims, including, but not limited to, all rights with respect to legal and equitable defenses of setoff or recoupment or subordination against Claims, and such rights and defenses shall be deemed assigned to the Liquidating Trust on the Effective Date.

ARTICLE V

PLAN IMPLEMENTATION, LIQUIDATING TRUST ISSUES AND FUNDING

5.1                               Plan Implementation. This Plan shall be implemented in all respects in a manner that is consistent with the requirements of section 1123(a) and other applicable provisions of the Bankruptcy Code.

5.2                               Excluded Collateral; Abandonment.

5.2.1                                             Identification of Excluded Collateral. On or before the Exhibit Filing Date, the Required Proponent Term Lenders shall file with the Court Schedule 5.2.1 to this Plan, which Schedule shall identify any specific items or parcels of Term Lender Collateral that shall not be transferred to the NewCo Entities (the “Excluded Collateral”) pursuant to section 5.4.1 below. Schedule 5.2.1 shall designate whether each identified Asset shall be transferred by the Debtors to the Liquidating Trust on or as of the Effective Date, or will be abandoned by the Debtors as of the Effective Date. The Collateral Agent shall release, and/or be deemed to have released, any and all Liens in favor of the Collateral Agent upon the Excluded Collateral as of the Effective Date. To the extent that any private roads on any parcel of Excluded Collateral provide access to any parcel of Term Lender Collateral that will be transferred to NewCo, access easements over such roads will be granted or established by CPLP to benefit the Term Lender Collateral.

5.2.2                                             Debtor Abandonment. This Plan shall constitute a motion pursuant to Bankruptcy Code Section 554 to abandon, as of the Effective Date, those Assets set forth on Schedule 5.2.2 of this Plan.  To the extent that the motion to abandon is denied as to any such Assets by Final Order, such non-abandoned Assets shall constitute Trust Assets.

5.3                               NewCo Entities.

5.3.1                                             Formation of NewCo Entities. Prior to the Effective Date, if one or more Term Lenders has elected to receive NewCo Corp Shares, CPLP shall cause the formation of the NewCo Corps by filing a certificate of incorporation in the form attached as Exhibit B to this Plan with the Delaware office of Secretary of State and adopting the by-laws attached as Exhibit C to this Plan for each NewCo Corp being formed.  One NewCo Corp shall be formed for each Term Lender that elects to receive its NewCo Units in the form of NewCo Corp Shares.  CPLP shall be the sole shareholder of each NewCo Corp.  Also prior to the Effective Date, CPLP and the NewCo Corps shall cause the formation of NewCo by filing a certificate of formation in the form attached as Exhibit D to this Plan in the Delaware office of Secretary of State and adopting a limited liability company agreement in the form attached as Exhibit E to this Plan. If no Term Lender elects to receive NewCo Corp Shares, CPLP shall form NewCo as the sole member.

Prior to the Effective Date and following the formation of NewCo, CPLP shall make a capital contribution to NewCo of $99 and the NewCo Corps shall make a capital contribution to NewCo of $1, paid by the NewCo Corps pro rata in proportion to the outstanding principal amount of Senior Notes and Bank Loans owned by the Term Lenders who elected to receive NewCo Corp Shares. Nine hundred ninety (990) uncertificated NewCo Membership Interests shall be allocated to CPLP and ten (10) uncertificated NewCo Membership Interests shall be allocated among the NewCo Corps in proportion to their capital contributions to NewCo (rounded to the nearest whole number so that there are no fractional NewCo Membership Interests).  If no NewCo Corp has been formed, CPLP shall make a capital contribution of $100 to NewCo and in return shall receive 1000 uncertificated NewCo Membership Interests.

After the formation of NewCo and prior to the Effective Date, at the direction of the Required Proponent Term Lenders, NewCo shall cause the formation of each NewCo Subsidiary by filing a certificate of formation in the form attached as Exhibit F to this Plan in the Delaware office of Secretary of State and adopting a limited liability company agreement in the form attached as Exhibit G to this Plan.  Each NewCo Subsidiary shall be a single member limited liability company.  NewCo shall be the sole member of each NewCo Subsidiary and shall hold its membership interests in each NewCo Subsidiary free and clear of all liens, claims and interests of any kind.

In accordance with applicable law, CPLP shall have appointed initial directors and officers of the NewCo Corps.  Any existing directors and officers of the NewCo Corps shall be terminated on the Effective Date and be replaced pursuant to section 5.3.3.2 of this Plan.  At no time shall the directors and officers of the NewCo Corps appointed by CPLP be deemed to be employees of the NewCo Corps, and any compensation of such directors or officers and related obligations, including any employment taxes, shall be obligations of CPLP.  None of NewCo or any NewCo Subsidiary shall have any officers, directors or employees prior to the Effective Date.

CPLP shall designate the Liquidating Trustee as an “authorized person” within the meaning of the Delaware Limited Liability Company Act, as “incorporator” within the meaning of the Delaware General Corporation Law, and as an officer and director of each NewCo Corp. for the limited purpose of forming all the NewCo Entities and executing on behalf of each NewCo Entity all organizational documents, filings, receipts, deeds and other documents that a NewCo Entity may reasonably be expected to sign in connection with the actions to be taken by each NewCo Entity pursuant to this Plan prior to the Effective Date. The Liquidating Trustee may be indemnified for any liability incurred as a consequence of such activities to the extent provided in the Liquidating Trust Agreement and the organizational documents of the NewCo Entities.

5.3.2                                             Effective Date Transfers of Equity Interests in NewCo Entities.  On, or prior to, the Effective Date, NewCo shall issue to CPLP 98,010 NewCo Membership Interests and to the NewCo Corps, if formed, 990 NewCo Membership Interests, which NewCo Membership Interests shall be allocated to each NewCo Corp in proportion to their respective capital contributions to NewCo (rounded to the nearest whole number so that there are no fractional NewCo Membership Interests), so that NewCo shall have issued in the aggregate, 100,000 NewCo Membership Interests. If no NewCo Corp has been formed, NewCo shall issue 99,000 NewCo Membership Interests to CPLP. Immediately after the issuance of NewCo Membership Interests as provided in the immediately preceding sentence, each NewCo Corp shall issue to CPLP additional uncertificated shares so that the number of NewCo Membership Interests held by it is the same as the number of its shares held by CPLP.

If any NewCo Corp holds fewer NewCo Membership Interests than the number of NewCo Membership Interests that the Term Lender for whom such NewCo Corp was formed would otherwise receive under this Plan (a “Deficit”), CPLP shall contribute to such NewCo Corp that number of NewCo Membership Interests equal to such Deficit (rounded to the nearest whole number so that there are no fractional NewCo Membership Interests).

On the Effective Date and after the transfer of Assets to the NewCo Entities in accordance with this Plan, including section 5.4, CPLP shall distribute all NewCo Membership Interests and NewCo Corp Shares held by CPLP to the Holders of Allowed Term Lender Claims as of the Distribution Record Date (rounded to the nearest whole number so that there are no fractional NewCo Membership Interests), provided that the shares of each NewCo Corp shall be distributed only to the Term Lender for whom such NewCo Corp was formed.  Following such distribution, each Term Lender that elected to receive NewCo Corp Shares shall own indirectly through a NewCo Corp that number of NewCo Membership Interests to which such Term Lender is entitled under this Plan. Each Term Lender shall receive NewCo Units in an amount such that its percentage ownership of NewCo Membership Interests (directly or indirectly through a NewCo Corp) will equal its percentage of the outstanding principal amount of Senior Notes and Banks Loans it owns out of the aggregate outstanding principal amount of Senior Note and Bank Loans.

Each Term Lender (or in the case of a Term Lender that receives a NewCo Corp, such NewCo Corp) shall be deemed to have complied with the conditions for becoming a Member of NewCo by its actions, including receipt of NewCo Membership Interests (or shares of a NewCo Corp) in exchange for its Class 2 Claims, and accordingly, each Term Lender (or NewCo Corp that it holds) will be admitted as a Member of NewCo on the Effective Date and shall be bound by the NewCo Amended and Restated Limited Liability Company Agreement without execution thereof, as contemplated by Sections 18-101(7)(a)(2) and 18-101(7)(b) of the Delaware Limited Liability Company Act.

5.3.3            NewCo Entities’ Governance.

5.3.3.1         Authority Prior to Effective Date. Prior to the Effective Date, employees, officers or members of the boards of directors, shareholders, members, managers or agents of each NewCo Entity shall not be authorized to, and none shall cause any such NewCo

Entity to, enter into any agreement on behalf of such NewCo Entity, incur any obligations, conduct any business of any type or take any other action (or cause any other action to be taken) by or on behalf of such NewCo Entity, unless such action is expressly required by this Plan or by Term Lender Consent. Any action in violation of the preceding sentence shall be deemed void, unauthorized and without effect.

5.3.3.2         Effective Date Replacement of Officers and Directors. On the Effective Date and immediately prior to the distribution to the Term Lenders of the NewCo Units:  (i) the terms of the officers and members of the board of directors of each NewCo Corp elected or appointed prior to the Effective Date shall be or shall be deemed to have terminated, (ii) the post-Effective Date officers and members of the board of directors of NewCo and the NewCo Subsidiaries, as specified in Schedule IX.D.6(e) to the Disclosure Statement submitted with the consent of Required Proponent Term Lenders, shall be appointed and shall be deemed to have been appointed, and (iii) the Organizational Documents of NewCo and the NewCo Subsidiaries shall be deemed to be amended and restated in Delaware, in the forms attached as Exhibits H and I to this Plan. Each Term Lender for whom a NewCo Corp was formed shall be solely responsible for: (i) electing post-Effective Date officers and members of the board of directors and (ii) making any amendments to the NewCo Corp Organizational Documents.

5.3.3.3         Retention of Tree Farm Manager. On the Effective Date, NewCo will enter into an agreement in the form attached as Exhibit J to this Plan with a tree farm specialist pursuant to which such specialist acts as tree farm manager and manager (within the meaning of Delaware Limited Liability Company Act) of NewCo.

5.4    Transfer of Assets.

5.4.1               Transfers to NewCo Entities. On the Effective Date and prior to the Distribution described in section 4.2.2.2, the Debtors shall transfer, assign and convey, and shall be deemed to have transferred, assigned and conveyed all of their then-held right, title and interest in the Term Lender Collateral (except the Excluded Collateral) and the NewCo Ancillary Assets, directly to the NewCo Entities as specified on Schedule 5.4.1 to this Plan.  On the Effective Date, the Debtors shall contribute Cash in the amount of the NewCo Corp Funding Amount to the NewCo Corps pro rata in proportion to the outstanding principal amount of the Senior Notes and Bank Loans owned by the Term Lenders who elected to receive NewCo Corp Shares. Each NewCo Corp will immediately thereafter contribute such Cash to NewCo. If no NewCo Corp has been formed pursuant to Section 5.3.1 of this Plan, on the Effective Date, the Debtors shall contribute Cash in the amount of the NewCo Corp Funding Amount directly to NewCo.

On the Effective Date, NewCo and the NewCo Subsidiaries will hold title to the Term Lender Collateral (except the Excluded Collateral) and the NewCo Ancillary Assets as specified on Schedule 5.4.1 free and clear of all liens, claims and interest of any kind except (i) outstanding ad valorem Secured Tax Claims, (ii) Preserved Real Property Rights and Other Preserved Real Property Rights applicable to the transferred Assets, and (iii) that the Foxglove Option Property shall remain subject to the Foxglove Option as set forth in Section 4.2.6.1 above.  The Collateral Agent shall release and/or be deemed to have released, any and all liens in favor of the Collateral Agent upon the Term Lender Collateral. Immediately after receipt of the Assets, NewCo and each NewCo Corp and NewCo Subsidiary shall have no other liabilities of any nature except as provided in this Plan.

5.4.2       Transfer of Net Worth Assets. CPALP and the CP Admin Group have generally agreed to, among other things, transfer all of CPALP’s right, title and interest in and to the Net Worth Assets to CPLP as of the Effective Date in exchange for Cash in the amount of $1.5 million on the Effective Date and the mutual releases provided in Sections 8.7 and 8.9 of this Plan, all on terms reasonably satisfactory to the Proponent Term Lenders, CPLP and CPALP.  To the extent so transferred, the Net Worth Assets shall constitute NewCo Ancillary Assets, and on the Effective Date, CPLP shall transfer the Net Worth Assets to NewCo or a NewCo Subsidiary in accordance with section 5.4.1 of this Plan.

5.4.3       Transfers to the Liquidating Trust for the Trust Beneficiaries.  Except as specifically set forth in this Plan, on the Effective Date, all of the Debtors’ right, title and interest in and to the Trust Assets shall be, and shall be deemed to be, irrevocably transferred, absolutely assigned, conveyed, set over and delivered to the Liquidating Trust, in trust to and for the benefit of the Trust Beneficiaries for the uses and purposes stated herein and in the Liquidating Trust Agreement.  For United States federal and applicable state income tax purposes, the transfers of the Trust Assets to the Liquidating Trust shall be reported as a disposition of the Trust Assets directly to and for the benefit of the Trust Beneficiaries immediately followed by a contribution of the Trust Assets by the Trust Beneficiaries to the Liquidating Trust for the benefit of the Trust Beneficiaries. The Trust Beneficiaries shall be treated as the grantors and deemed owners of the Liquidating Trust.

5.4.4       Transfer of Bonners Ferry Assets. The Bonners Ferry Parties and LPC have offered to (a) release to CPLP, the LPC Escrow, and (b) release the Debtors, their Estates, the Consolidated Estate and their successors and assigns of any and all claims directly or indirectly relating to the Bonners Ferry Documents, in exchange for:

(i) the transfer to BFM LLP of CPLP’s right, title and interest in Bonners Ferry Realty (subject to any rights and obligations of any Entity (except the Debtors) under the Bonners Ferry Documents);

(ii) the assumption by CPLP and assignment to BFM LLP, pursuant to Bankruptcy Code section 365, of any remaining interest of CPLP in (x) the Bonners Ferry Site Lease, (y) the LPC sublease, and (z) the Bonners Ferry Facility Lease to the extent not previously transferred to LPC under the LPC Purchase Agreement or the LPC Sublease, with BFM LLP committing to comply in full with the terms of the assigned Bonners Ferry Documents, and

(iii) an escrow agent on behalf of the Bonners Ferry Parties and LPC receiving $500,000 of the LPC Escrow when the remainder is transferred to CPLP (for transfer to the Liquidating Trust), and a release by the Debtors.

If Bonners Ferry Consensual Transaction Acceptance is received, these transfers will be documented before the Effective Date and be implemented as of the Effective Date.

5.4.5       Documentation of Transfers. This Plan and the Confirmation Order shall constitute sufficient documentation to evidence any of the transfers called for by this Plan (except with respect to the Bonners Ferry Consensual Transaction Acceptance transfers).  No further documentation shall be necessary to give effect to any such transfers. To the extent required or as reasonably requested by the Required Proponent Term Lenders, the Debtors and the Liquidating Trustee shall cooperate with the Term Lenders and their professionals to prepare and execute any Operative Documents necessary to effectuate transfers and otherwise insure that title to the Assets is validly transferred in accordance with this Plan.  The Debtors shall execute and deliver promptly to the Collateral Agent and/or NewCo, as applicable, by the Effective Date, any and all Operative Documents reasonably requested to evidence this transfer of title and removal of obstacles to title as of the Effective Date.

5.4.6       Free and Clear.  Except as otherwise provided by this Plan, the Liquidating Trust Agreement or the Confirmation Order, any transfer, assignment or conveyance of the Debtors’ right, title and interest in any Assets under this Plan shall be free and clear of all Liens, claims and interests, including any transfer taxes, pursuant to sections 363(f), 1123, 1141 and 1146(c) of the Bankruptcy Code.  The Foxglove Option Property shall be transferred subject to the Foxglove Option as set forth in Section 4.2.6.1 above. The Liquidating Trustee shall have no obligation regarding payment of any Allowed Class 6 Claim, or interest thereon.

5.4.7       Transfers of Privileges and Bankruptcy Rights. To the full extent permitted by law, all rights under section 363(h) of the Bankruptcy Code are preserved for the benefit of the Consolidated Estate and its Creditors, and may be exercised by the Liquidating Trustee with Court approval. To the full extent permitted by law, all rights under section 365 including section 365(f) of the Bankruptcy Code are preserved for the benefit of the Consolidated Estate and its Creditors, and may be exercised by the Liquidating Trustee with Court approval, including prosecution and amendment of any motions to assume or reject executory contracts and leases that are pending on the Effective Date. To the full extent permitted by law, and subject to the express provisions of this Plan, on the Effective Date the Debtors shall be deemed to irrevocably transfer to the Liquidating Trustee, as their legal successor, all rights of the Debtors and Estates (including the Consolidated Estate) to exercise or waive any attorney-client privilege, accountant-client privilege, work-product privilege or other privilege or immunity attaching to any documents or communications (whether written or oral), and the Debtors and the Liquidating Trustee are authorized to take any and all necessary actions to effectuate the transfer of such privileges and available defenses.

5.4.8       Exemption from Transfer Taxes. Pursuant to section 1146(c) of the Bankruptcy Code, the issuance or exchange of any security, or the making or delivery of any instrument of transfer under, in furtherance, or in connection with this Plan, including, but not limited to, any deeds, bills of sale, assignments or other instruments of transfer, shall not be subject to any stamp tax, real estate transfer tax or similar tax. To the extent permitted by law, this is intended to include but is not limited to the transfers contemplated in sections 4.2.2, 5.3, 5.4, and 6.7 of this Plan, and is intended to encompass (i) any transfer of Assets to the Liquidating Trust, (ii) any transfer by the Liquidating Trust in connection with liquidating and otherwise disposing of Assets and making Distributions to Holders of Allowed Claims, (iii) any transfer to NewCo Entities and (iv) any transfer required to implement this Plan.

5.5    Preservation and Waiver. Except as to any Cause of Action released under this Plan, all Causes of Action are reserved for later adjudication in accordance with this Plan, and therefore no preclusion doctrine, including, without limitation, the doctrines of res judicata, collateral estoppel, issue preclusion, claim preclusion, estoppel (judicial, equitable or otherwise) or laches shall apply to such Causes of Action upon or after the confirmation or consummation of this Plan. The failure to specifically list or otherwise identify a Cause of Action in this Plan or the Disclosure Statement (i) is not intended to effect, and to the extent permitted by law shall not be deemed to effect, a release or waiver of such Cause of Action, and (ii) is not intended to impair, and to the extent permitted by law shall not impair, the Liquidating Trust’s right to pursue such a Cause of Action.

Notwithstanding the foregoing, as of the Effective Date, any and all Non-Insider Preference Claims belonging to the Estates shall be waived and released, and no action may be brought on any such Cause of Action.

5.6    Dissolution of Debtors. Following the transfers of Assets contemplated in section5.4 of this Plan and the NewCo Units contemplated in Section 5.3 of this Plan, each Debtor except CPLP shall be deemed to be dissolved as of the Effective Date, and CPLP will be dissolved in conjunction with the entry of a Final Decree.  The Liquidating Trustee shall have full authority, and shall take any action necessary, to wind up the affairs, and dissolve and terminate the existence, of each Debtor under applicable state laws and in accordance with the rights, powers and responsibilities conferred by the Bankruptcy Code, this Plan and the Final Orders of the Court.  To the extent necessary, any partnership agreement or other controlling organization or formation document or agreement for each Debtor shall be deemed amended to authorize the Liquidating Trustee to take such actions.

5.7    Cancellation of Interests. On the Effective Date, all Interests in any of the Debtors shall be canceled and be of no further force or effect, without any further action being required to effect such cancellation. From and after the cancellation of the Interests pursuant to this Plan, Holders of Interests shall have no rights arising from or relating to such Interests or the cancellation thereof, provided, however, that, pursuant to the Liquidating Trust Agreement, they shall be entitled to receive federal Schedule K-1 (Form 1065) reports with respect to their Interests from the Liquidating Trustee.

5.8    Continuance of Committee. The Creditors’ Committee shall continue in existence after the Effective Date for the purpose of advising and consulting with the Liquidating Trustee with respect to its administration of the Trust Assets, the Administrative Reserve and the Disputed Claims Reserve. From and after the Effective Date, except as set forth in Section 8.5 below, neither the Creditors’ Committee, nor any of its members, agents or attorneys shall have any fiduciary or other duty to the Debtors, any Holder of a Claim or Interest, or any other party in interest. The Creditors’ Committee will disband if and when all Class 4 Claims are paid in full. The Liquidating Trustee shall engage the Creditors’ Committee counsel as special counsel to represent the Liquidating Trustee with respect to the analysis and resolution of Class 4 Disputed Claims, including the prosecution of objections to Class 4 Disputed Claims, and Creditors’ Committee counsel shall be deemed to have no conflict of interest because of that engagement.

5.9    Nondischarge and Injunction.

5.9.1            Nondischarge of Debtors. Pursuant to section 1141(d)(3) of the Bankruptcy Code, the Confirmation Order shall not discharge Claims against the Debtors. However, following the Effective Date, no Holder of a Claim or Interest may receive any payment from or seek recourse against any Assets, except as expressly provided for in this Plan.  As of the Effective Date, all Entities are precluded from asserting against any Assets any debt, Claim, cause of action, other liabilities, rights or Interests based upon any act or omission, transaction or other activity of any kind or nature that occurred prior to the Effective Date, other than as expressly provided in this Plan, the Confirmation Order or the Operative Documents, regardless of the filing, lack of filing, allowance or disallowance of such a Claim or Interest and regardless of whether such an Entity has voted to accept this Plan.

5.9.2            Injunction.

5.9.2.1         Generally Applicable Injunction. Except as otherwise provided in this Plan or the Confirmation Order, on and after the Effective Date all Entities that have held, currently hold or may hold a debt, Claim, cause of action, other liabilities, rights or Interests against or in the Debtors that would be discharged upon Confirmation of this Plan on the Effective Date but for the provisions of section 1141(d)(3) of the Bankruptcy Code and Section 5.9.1 hereof are permanently enjoined from taking any of the following actions on account of such debt, Claim, cause of action, other liabilities, rights or Interests: (i) commencing or continuing in any manner any action or other proceeding on account of such debt, Claim, cause of action, other liabilities, rights or Interests against Assets or proceeds thereof, other than to enforce any right to a Distribution with respect to such Assets or the proceeds thereof as provided under this Plan; (ii) enforcing, attaching, collecting or recovering in any manner any judgment, award, decree, or order against any Assets, other than as permitted under subparagraph (i) above; and (iii) creating, perfecting or enforcing any Lien or encumbrance against any Assets, other than as permitted by this Plan.

On and after the Effective Date, each Holder of an Interest in the Debtors is permanently enjoined from taking or participating in any action that would interfere or otherwise hinder the Proponents or Liquidating Trustee from implementing this Plan, the Confirmation Order or any Operative Documents.

5.9.2.2         Insured Claims. Notwithstanding section 5.9.2.1, Holders of Insured Claims shall not be enjoined from pursuing (and are required to so pursue such Claims in accordance with Section 4.2.4.1, hereof) any applicable insurance policy or coverage of the

Debtors with respect to such Insured Claim. In accordance with Section 4.2.4.1 of this Plan, any Holder of an Insured Claim shall not be entitled to Class 4 treatment or Distributions from the Liquidating Trust until such Holder has exhausted all other avenues of recovery on the Insured Claim.

5.10  Closing of Chapter 11 Cases and Final Decree. The Liquidating Trustee shall take all action necessary to close each of the Chapter 11 Cases except the CPLP Chapter 11 Case as soon as practicable after the Effective Date. The Liquidating Trustee shall request entry of the Final Decree in the CPLP Chapter 11 Case only at such time as:

5.10.1.    all adversary proceedings and contested matters have been finally resolved or adjudicated by the entry of a Final Order;

5.10.2     all Claims have either: (i) become Allowed Claims and have been paid in accordance with the treatment to be given such Allowed Claim pursuant to this Plan; or (ii) been disallowed by a Final Order or been deemed to be a Disallowed Claim in accordance with the terms of this Plan;

5.10.3.    all Trust Assets (including Causes of Action) have been either: (i) reduced to Cash; or (ii) abandoned by the Liquidating Trustee;

5.10.4     all expenses of the Liquidating Trust shall have been paid and all payments and Final Distributions to be made to Holders of Allowed Claims and Administrative Expense Claims shall have been made by the Liquidating Trustee in accordance with the requirements of this Plan; and

5.10.5     the Final Report pursuant to section 6.8.4 of this Plan has been filed.

Prior to the entry of the Final Decree, the Liquidating Trustee shall have been discharged pursuant to section 6.8.4.

ARTICLE VI

OTHER PROVISIONS CONCERNING THE LIQUIDATING TRUST

6.1                Establishment of Liquidating Trust; Liquidating Trust Agreement. On the Effective Date, the Liquidating Trust shall be established. The Liquidating Trust will be governed by the Liquidating Trust Agreement, a copy of which is attached to this Plan as Exhibit A, which shall be effective as of the Effective Date.

6.2                Purpose of Liquidating Trust and Exemption from Securities Laws. The Liquidating Trust shall be established for the primary purpose of liquidating and distributing its assets, in accordance with the Liquidating Trust Agreement, this Plan and Treasury Regulation section 301.7701-4(d), with no objective to continue or engage in the conduct of a trade or business, except to the extent reasonably necessary to preserve the liquidation value of the Trust Assets, and consistent with the liquidating purpose of the Liquidating Trust.  The Liquidating Trust shall be deemed a successor-in-interest to the Debtors for the purposes of Bankruptcy Code section 1145. Under section 1145 of the Bankruptcy Code, the issuance of beneficial interests in the Liquidating Trust pursuant to this Plan shall be exempt from registration under the Securities Act of 1933, as amended, and applicable state and local laws requiring registration of securities.

6.3                Term; Extension. The Liquidating Trust shall terminate by entry of a Final Decree upon the closing of the last Chapter 11 Case, but in any event no later than three years after the Effective Date. Notwithstanding the foregoing, the Liquidating Trustee may, with joint Term Lender Consent and Committee Consent, if it is in the best interests of Trust Beneficiaries, and subject to the approval of the Court based on a finding that an extension is necessary to the purpose of the Liquidating Trust, extend the term of the Liquidating Trust for one or more finite periods based upon the particular facts and circumstances at that time (each, an “Extension

Period”), provided that each Extension Period is requested by the Liquidating Trustee before expiration of the Liquidating Trust term (as it may then have been extended).

6.4                Liquidating Trust Beneficiaries. As of the Effective Date, the Liquidating Trust shall hold all of the Debtors’ right, title and interests in the Trust Assets. The Trust Assets shall be held, administered and liquidated for the benefit of, with corresponding Distributions to, the Trust Beneficiaries: the Holders of Allowed Class 4 and 5 Claims. The Liquidating Trustee shall maintain a register of the names and addresses of the Trust Beneficiaries as provided in the Liquidating Trust Agreement. The Trust Beneficiaries’ interests shall be transferable only in accordance with the Liquidating Trust Agreement.

6.5                Status of Liquidating Trustee.

6.5.1          Representative of Consolidated Estate. On the Effective Date, the Liquidating Trustee shall be the representative of the Consolidated Estate within the meaning of section 1123(b)(3)(B) of the Bankruptcy Code and shall have the rights and powers provided for in the Bankruptcy Code in addition to any rights and powers granted in the Liquidating Trust Agreement and herein.  The Liquidating Trustee shall be a party in interest as to all matters over which the Court has jurisdiction.

In his capacity as the Estate Representative of the Consolidated Estate, and except as to any Cause of Action released under this Plan, the Liquidating Trustee shall be the successor-in-interest to the Debtors with respect to any claim, right or Cause of Action that was or could have been commenced by the Debtors prior to the Effective Date, or thereafter arising in conjunction with any Trust Assets until the Liquidating Trustee disposes of them. All such Causes of Action and any and all other rights, claims or interests constituting Trust Assets, including the right to seek to subordinate Claims under section 510 of the Bankruptcy Code, but excluding Causes of Action released under this Plan, shall be retained and may be pursued and enforced by the Liquidating Trustee as the representative of the Consolidated Estate pursuant to section 1123(b)(3)(B) of the Bankruptcy Code and the terms of this Plan.  Notwithstanding anything to the contrary in this Plan or the Liquidating Trust Agreement, the Liquidating Trust shall not be permitted to transfer, assign or convey any right, title or interest of the Liquidating Trust in any Cause of Action.

6.5.1.1    Disbursing Agent.  The Liquidating Trustee shall be responsible for making Distributions from the Liquidating Trust as required by and set forth in this Plan and the Liquidating Trust Agreement.  The Liquidating Trustee, or its designee, shall act as the disbursing agent under this Plan and shall establish such account or accounts as may be required to effectuate payments and Distributions as provided for in this Plan.

6.5.2       Liquidating Trustee’s Authority and Responsibilities. The Liquidating Trustee shall be authorized to and shall take all actions required of the Liquidating Trustee under this Plan and the Liquidating Trust Agreement, and any additional actions that are necessary and appropriate to implement the Liquidating Trust. Subject to the terms set forth in Article V of this Plan (including, without limitation, the authority granted to the Creditors’ Committee and to the Proponent Term Lenders), the Liquidating Trustee shall have the authority, powers, duties and responsibilities set forth in the Liquidating Trust Agreement. The Liquidating Trustee shall engage Lewis and Roca LLP to represent the Liquidating Trustee as special counsel with respect to the analysis and resolution of any disputes that may arise over the Foxglove Option, including any litigation concerning the Foxglove Option, and Lewis and Roca LLP shall be deemed to have no conflict of interest because of that engagement, including with respect to previous or continuing representation of the Proponent Term Lenders.

6.6    Reserves.

6.6.1      Administrative Reserve.

6.6.1.1    Establishment; Maintenance; Purpose. On or as soon as practicable after the Effective Date, the Liquidating Trustee, in its capacity as Estate Representative, shall establish, and shall thereafter maintain, one or more reserve accounts (the “Administrative Reserve”) that will fund the Cash satisfaction of Allowed Administrative Expense Claims, Allowed Priority Tax Claims, Allowed Postpetition Tax Claims, Allowed Class 1 Claims, Allowed Class 3 Claims (to the extent such Claims are being satisfied in Cash rather than a return of the Collateral securing such claim), and all reasonably anticipated costs and expenses of administering the Liquidating Trust; provided, however, that nothing herein shall be deemed to prohibit the payment of such claims and expenses from any Trust Assets.

6.6.1.2    Amount and Source of Funding; Necessary Transfers. The Liquidating Trustee shall initially fund the Administrative Reserve, and shall periodically re-assess and may modify the funding level, in its reasonable discretion (and as and to the extent required by the terms of this Plan, acting in consultation with, or at the direction of, the Required Proponent Term Lenders and the Creditors’ Committee) in an amount necessary to pay in full in Cash: (i) all Allowed and estimated-to-be Allowed (a) Administrative Expense Claims, (b) Priority Tax Claims, (c) Postpetition Tax Claims, (d) Class 1 Claims, and (e) Class 3 Claims (to the extent any such Other Secured Claims are being satisfied in Cash rather than a return of the Collateral securing such Claims), taking into consideration any such Claims that are anticipated, asserted or Disputed; and (ii) all reasonably anticipated costs and expenses of administering the Liquidating Trust, including fees and expenses payable from Trust Assets. The Administrative Reserve shall be funded with, inter alia, Cash transferred to the Liquidating Trust on the Effective Date. When Claims to be funded from the Administrative Reserve are Allowed, the Liquidating Trustee shall pay them as soon as practicable.

6.6.1.3    Post-Effective Date Professional Fees. Pursuant to this Plan and the Liquidating Trust Agreement, all fees for services rendered by Professionals in connection with the Chapter 11 Cases and this Plan after the Effective Date, including those relating to the prosecution of Causes of Action preserved under this Plan and the resolution of Disputed Claims and including fees incurred by the Proponent Term Lenders (whose counsel shall be presumed to be Lewis and Roca LLP unless changed by a majority of the Proponent Term Lenders at any time) relating to the Liquidating Trust, are to be paid by the Liquidating Trustee upon receipt of an invoice for such services, or on such other terms to which Liquidating Trustee may agree, without the need for further Court authorization or entry of a Final Order, provided that all payments of fees for services rendered and expenses incurred by parties other than Professionals shall be paid from Distributions made to the respective claimants on whose behalf such fees were incurred. The Liquidating Trustee shall have fifteen (15) days after the receipt of any Professional’s invoice to object to any item contained in such invoice. If the Liquidating Trustee and any Professional cannot agree on the amount of post-Effective Date fees and expenses to be paid to such Professional, such amount is to be determined by the Court.

6.6.1.4    Post-Effective Date U.S. Trustee Fees. The Liquidating Trustee, following the Effective Date, shall be responsible for timely payment of the quarterly fees of the U.S. Trustee that are payable pursuant to 28 U.S.C. § 1930(a)(6) until such time as the orders or Final Decree closing these Chapter 11 Cases is entered. Any quarterly fees due as of the Effective Date will be paid in full by the Liquidating Trustee from Trust Assets. The Liquidating Trustee shall file with the Court and serve on the U.S. Trustee, a quarterly financial report for each quarter (or portion thereof) that any of the Chapter 11 Cases remain open in such format as reasonably may be required by the U.S. Trustee.

6.6.2     Disputed Claims Reserve. Notwithstanding any other provision of this Plan, on any Distribution Date, the Liquidating Trustee shall create and maintain a reserve that shall withhold from the amount to be distributed under this Plan the amount attributable to any Claim that is a Disputed Claim and shall place in the Disputed Claims Reserve the amount of

Cash in an aggregate amount sufficient to pay each Holder of a Disputed Claim: (i) the amount of Cash such Holder would have been entitled to receive under this Plan if such Claim had been an Allowed Claim on that Distribution Date in the “face amount” of such Disputed Claim; or (ii) such other amount as the Court may order as set forth below. For purposes of this provision, the “face amount” of a Claim is the liquidated amount set forth on the proof of the claim or application; and if no proof of the claim or application has been filed, the amount of the Claim as may be set forth in the Bankruptcy Schedules as not being disputed, contingent, or unliquidated.

In the case of any Disputed Claim that is filed in an unliquidated or undetermined amount, the Court, upon motion by the Liquidating Trustee or the Holder of such a Disputed Claim, shall determine an amount sufficient to withhold and reserve with respect to such Disputed Claim and may estimate the likely maximum amount of the Claim in order to make such determination. Any Creditor whose Claim is so estimated shall not have recourse to the Debtors, any Distributions made on account of Allowed Claims, the Administrative Reserve, or any other Entity or property if the finally Allowed Claim of such Creditor exceeds that maximum. Instead, such Creditor shall have recourse only to the extent there are Trust Assets in the Disputed Claims Reserve that were allocated for payment of the Claim of that Creditor, or to the extent there are remaining Trust Assets in the Disputed Claims Reserve after satisfaction of all other Disputed Claims.

6.7    Distributions to Trust Beneficiaries.

6.7.1    Initial Funding of Certain Reserves; Initial Distribution to Holdersof Allowed Class 5 Claims.  Within one hundred fifty (150) days after the Effective Date or such other date as the Liquidating Trustee determines is appropriate, the Liquidating Trustee shall adjust as appropriate the funding of the Administrative Reserve.  On or as soon as reasonably practicable after meeting the requirements in the preceding sentence, the Liquidating Trustee shall distribute to Holders of Allowed Class 5 Claims the Distributable Cash on hand less the amount necessary to fund the Class 4 Aggregate Distribution.

6.7.2       Initial Distribution to Holders of Allowed Class 4 Claims. So long as Allowed and estimated-to-be Allowed (a) Administrative Expense Claims, (b) Priority Tax Claims, (c) Postpetition Tax Claims, (d) Class 1 Claims and (e) Class 3 Claims have been satisfied or adequately reserved for in accordance with this Plan, then within 30 days after the Claims Objection Bar Date in section 10.2 of this Plan, the Liquidating Trustee shall (i) make an initial Distribution to Holders of Allowed Class 4 Claims, and (ii) establish and fund the Disputed Claims Reserve as required by Section 6.6.2 for any Disputed Class 4 Claims.  The funds reserved for Disputed Class 4 Claims shall be charged to and paid from the Distributable Cash allocated for the Class 4 Aggregate Distribution.

6.7.3       Subsequent Distributions. The Liquidating Trustee shall make subsequent Distributions to Holders of Allowed Class 4 and Class 5 Claims in accordance with this Plan until all Trust Assets are liquidated, all Liquidating Trust expenses are paid, and all Distributions are made. If Holders of Allowed Class 4 Claims are paid in full (excluding any claimed post-petition interest), (a) any beneficial interests in the Liquidating Trust on account of Allowed Class 4 Claims shall be deemed to be satisfied and extinguished, and (b) all Distributable Cash remaining in the Liquidating Trust and thereafter received by the Liquidating Trust shall be distributed to Holders of Allowed Class 5 Claims.

Prior to making any subsequent Distributions under this Section, the Liquidating Trustee shall adjust the Administrative Reserve and the Disputed Claim Reserve as set forth above, as necessary to assure sufficient funding levels are maintained in accordance with this Plan.

6.8    Liquidating Trustee.

6.8.1       Appointment, Removal, Resignation and Succession. On the Effective Date, the Liquidating Trustee shall be appointed for all purposes with respect to implementation of this Plan. The Court shall have approved the appointment of Michael W. Carmel (or such other party as the Creditors’ Committee and the Required Proponent Term Lenders may mutually agree, provided that if the Creditors’ Committee and the Required Proponent Term Lenders cannot agree upon a replacement Liquidating Trustee, then such replacement Liquidating Trustee shall be appointed upon (x) motion to the Court by any party in interest with either Committee Consent or Term Lender Consent, and (y) the confirmation of such appointment by the Court), as Liquidating Trustee in the Confirmation Order. The Liquidating Trustee may be removed, may resign and may be replaced in accordance with the Liquidating Trust Agreement.

6.8.2       Liquidating Trustee’s Fees and Expenses.

6.8.2.1        Compensation and Reimbursement of Liquidating Trustee and Professionals. The Liquidating Trustee shall be compensated for services in the administration of the Liquidating Trust and, in its capacity as Estate Representative, the administration of the Debtors’ Consolidated Estate, pursuant to the Liquidating Trust Agreement.  Any professionals or any Entity retained by the Liquidating Trustee pursuant to the Plan will be entitled to reasonable compensation for services rendered at a rate reflecting actual time billed by such professional or Entity on an hourly basis, at the standard billing rates in effect at the time of service, or such other rate or basis of compensation that is reasonable. All reasonable out-of-pocket expenses incurred by the Liquidating Trustee or any other professional or other Entity retained by the Liquidating Trustee pursuant to the Plan will be reimbursable as an expense of the Liquidating Trust. The fees and expenses of any such professional or other Entity, including the Professionals retained by the Proponent Term Lenders and by the Creditors’ Committee, will be reimbursed in accordance with the Plan.

6.8.2.2        Costs and Expenses Related to the Liquidating Trust. Any reasonable and necessary costs and expenses incurred by the Liquidating Trustee in the performance of its duties that are recoverable pursuant to the Liquidating Trust Agreement shall be paid from the Administrative Reserve. The Liquidating Trustee shall be authorized to pay obligations or expenses of, or relating to, the Trust Assets (other than Class 4 and 5 Claims against the Estates, which are paid pursuant to Distributions under this Plan) when the Liquidating Trustee, considering the purposes, terms, distributional requirements and other circumstances of this Plan, deems it prudent to do so in order to effectuate this Plan.

6.8.3       Trustee’s Bond and Limited Liability. The Liquidating Trustee shall obtain a trustee’s bond from an Entity reasonably satisfactory to the Required Proponent Term Lenders and the Creditors’ Committee to protect the Trust Beneficiaries with respect to his obligations as Liquidating Trustee, and pay the premiums for such bond with Trust Assets as an expense of administering the Liquidating Trust. The bond amount shall be determined based upon the amount of Cash under the control of the Liquidating Trustee at any time. The amount of the bond shall be adjusted from time to time in accordance with Cash receipts and disbursements by the Liquidating Trust.

The Liquidating Trustee shall not be liable for any act he may do or omit to do as the Liquidating Trustee while acting in good faith and in the exercise of his reasonable judgment. The fact that such act or omission was based upon advice of counsel for the Liquidating Trustee shall be evidence of such good faith and reasonable judgment. This limitation on liability does not extend to acts and omissions that constitute gross negligence, fraud or willful misconduct. The Liquidating Trustee may rely, and shall be protected in acting upon, any resolution, certificate, statement, instrument, opinion, report, notice, request, consent, order, or other paper or document believed by him to be genuine and to have been signed or presented by the proper party or parties, and shall not, absent fraud, gross negligence or willful misconduct in seeking or carrying out such order, be liable for any action set forth in any order of the Court.  The limitations in liability set forth herein and in the Liquidating Trust Agreement will apply equally to the agents and/or employees of the Liquidating Trustee acting on behalf of the Liquidating Trustee in the fulfillment of the Liquidating Trustee’s duties under this Plan and the Liquidating Trust Agreement. Neither the Liquidating Trustee nor any of the Trust Beneficiaries under the Liquidating Trust Agreement shall be personally liable with respect to any liabilities or obligations of the Liquidating Trust or any liabilities or obligations relating to the Trust Assets, including, without limitation, those arising under this Plan or the Liquidating Trust Agreement or with respect to the Liquidating Trust or the Trust Assets, and all Entities dealing with the Liquidating Trust must look solely to the Trust Assets for the enforcement of any claims against the Liquidating Trust or the Trust Assets, provided that the Liquidating Trustee may be held personally liable for acts or omissions constituting gross negligence, fraud or willful misconduct to the extent not covered by the trustee bond.

6.8.4       Limited Recourse, and Final Discharge as to the Liquidating Trustee.  Except as provided in section 6.8.3 and the Liquidating Trust Agreement, no recourse shall ever be had, directly or indirectly, against the Liquidating Trustee personally, or against any employee, contractor, agent, attorney, accountant or other professional retained by the Liquidating Trustee in accordance with the terms of this Plan or the Liquidating Trust Agreement, by legal or equitable proceedings or by virtue of any statute or otherwise, nor upon any promise, contract, instrument, undertaking, obligation, covenant or agreement whatsoever executed by the Liquidating Trustee in implementation of this Plan or the Liquidating Trust Agreement, or by reason of the creation of any indebtedness by the Liquidating Trustee under this Plan for any purpose authorized by this Plan or the Liquidating Trust Agreement, it being expressly understood and agreed that all such liabilities, covenants, and agreements of the Liquidating Trust, whether in writing or otherwise, shall be enforceable only against and be satisfied only out of the Trust

Assets or such part thereof as shall under the terms of any such agreement be liable therefore or shall be evidence only of a right of payment out of the Trust Assets. Notwithstanding the foregoing, the Liquidating Trustee may be held liable for its gross negligence, fraud or willful misconduct; and if liability on such grounds is established, recourse may be had against the Liquidating Trustee’s bond and, to the extent not covered by such bond, against the Liquidating Trustee.

The Liquidating Trustee shall prepare a final report in accordance with the Liquidating Trust Agreement upon completion of the Liquidating Trust or upon early removal or resignation of the Liquidating Trustee. Such report shall be filed with the Bankruptcy Court and served on the Proponent Term Lenders, the Creditors’ Committee, the U.S. Trustee and any Entity listed on the Post-Effective Date Service List pursuant to section 14.4 hereof, along with a motion for approval of the such final report and discharge of the Liquidating Trustee, and notice that any objections are due thirty (30) days later. If approved by the Bankruptcy Court, the withdrawing Liquidating Trustee shall be discharged from all liability to the Liquidating Trust or any Entity who has had or may then or thereafter have an interest in the Liquidating Trust for acts or omissions in the Liquidating Trustee’s capacity as the Liquidating Trustee or in any other capacity contemplated by the Liquidating Trust Agreement or this Plan.

ARTICLE VII

PROVISIONS CONCERNING DISTRIBUTIONS BY THE LIQUIDATING TRUSTEE

7.1    Manner of Distributions. Distributions to be made by the Liquidating Trustee from the Liquidating Trust pursuant to this Plan shall be made, at the discretion of the Liquidating Trustee, in Cash, by (a) check drawn on a Liquidating Trust bank account, (b) by wire transfer from a domestic bank, or (c) by such other method as the Liquidating Trustee deems appropriate under the circumstances.

7.2    Distribution Dates. Distributions required to be made under this Plan to Holders of Allowed Claims shall take place at least annually, as long as there is sufficient Distributable Cash.

7.3    Whole Dollars. Any other provision of this Plan to the contrary notwithstanding, no Distributions of cents will be made. Whenever any Distribution of cents would be made, the actual Distribution may reflect a rounding of such fraction to the nearest whole dollar (up or down).

7.4    Claims Subject to Partial Disputes. If only a portion of a Claim is the subject of an objection, the Liquidating Trustee shall make Distributions to the Holder of such Claim on account of the Allowed portion of the Claim which is not subject to an objection and shall only treat the portion of Claim which is subject to an objection as a Disputed Claim.

7.5    Escheat. Subject to section 7.6 below, Holders of Allowed Claims shall have ninety (90) days from the check date to negotiate Distribution checks issued by the Liquidating Trust under the terms of this Plan, otherwise payment on such checks may at the Liquidating Trustee’s sole discretion be stopped and the funds shall escheat to the Liquidating Trust and shall become available (in accordance with section 347(b) of the Bankruptcy Code) for Distribution to the Trust Beneficiaries in accordance with the Plan and Liquidating Trust Agreement. In the event the Liquidating Trustee makes a Distribution and a Holder’s payment from an earlier Distribution has escheated hereunder, the Liquidating Trustee is authorized to treat the Holder’s Claim thereafter as a Disallowed Claim, and make no further payments to such Holder.

7.6    Returned Distributions. Notwithstanding the foregoing, in the case of Distributions to the Holders of Allowed Claims that are returned to the Liquidating Trustee due to an incorrect or incomplete address, the Liquidating Trustee shall retain any such returned Distribution in a segregated account established by the Liquidating Trustee to keep track of any returned Distributions. Unless the Holder of the Allowed Claim relating to any such returned Distribution contacts the Liquidating Trustee (or its designee) within six (6) months from the Distribution Date for which such Distribution was returned and provides the Liquidating Trustee (or its designee) with acceptable proof of identity and an accurate address, such Holder shall forfeit all rights thereto, and to any and all future Distributions or rights under this Plan. In such event, the Liquidating Trustee is authorized to treat the Claim for which such Distributions were issued thereafter as a Disallowed Claim, and the Distribution on account of such Disallowed Claim shall become Available Cash (in accordance with section 347(b) of the Bankruptcy Code).

7.7    Inter-Holder Disputes as to Distribution Rights. In the event of any dispute between or among Holders of Claims as to which Entity is the Holder of a Claim entitled to receive or retain any Distribution to be made to such Holder under this Plan, the Liquidating Trustee, in lieu of making such Distribution to such Holder, may make it instead into an escrow account for payment as ordered by the Court or as the interested parties to such dispute may otherwise agree among themselves. Any such Holder who fails to raise such dispute by filing an appropriate request for relief with the Court prior to the issuance of such disputed Distribution by the Liquidating Trustee shall be deemed to have forever waived any right to dispute such Distribution or to enjoin, impair or otherwise restrict the use of any such Distribution.

7.8    Setoffs. The Liquidating Trustee may, but shall not be required to, set-off against any Distributions to be made pursuant to this Plan to a Holder of an Allowed Claim, claims of any nature whatsoever that the Debtors may have, or may have had, against such Holder, but neither the failure to do so, nor the allowance of any Claim held by such Holder shall constitute a waiver or release by the Liquidating Trustee of any such Claim the Debtors may have, or may have had, against such Holder.

7.9    Distributions of Less than $100. Except as to Distributions to Holders of Allowed Class 4 Claims, any Distribution required to be made under the provisions of this Plan shall be made only to those Holders of Allowed Claims entitled to receive at least $100 in Cash at the time of such Distribution pursuant to this Plan.  Any Holder of an Allowed Claim entitled to receive less than $100 in Cash at the time of any Distribution shall receive such Distribution of Cash as part of the next Distribution as to which such Holder is entitled to receive an aggregate Distribution of Cash equal to or greater than $100, unless the next Distribution is the Final Distribution under this Plan, in which event such Holder shall receive a Distribution of all Cash due such Holder of an Allowed Claim under this Plan.

7.10  Withholding Taxes. The Liquidating Trustee shall be entitled to deduct any applicable federal or state withholding taxes from any Distribution, as appropriate, and shall otherwise comply with section 346 of the Bankruptcy Code.

ARTICLE VIII

CERTAIN TERMINATIONS, INDEMNIFICATION AND RELEASES

8.1    Certain Terminations. Except only to the extent necessary to implement this Plan, on the Effective Date, all instruments evidencing indebtedness of the Debtors that are impaired by this Plan shall be deemed canceled as against the Debtors.

8.2    Rights if Plan Not Confirmed or Effective. The Proponents reserve the right to withdraw this Plan prior to the Confirmation Date.  Notwithstanding anything to the contrary in this Plan, if this Plan is not confirmed or the Effective Date does not occur within sixty (60) days of the Confirmation Date (unless such period is extended by Term Lender Consent and Committee Consent), this Plan will be null and void, and nothing contained in this Plan or the Disclosure Statement will: (a) be deemed to be an admission by any of the Proponents with respect to any matter set forth in this Plan, including liability on any Claim or the propriety of any

Claim’s classification; (b) constitute a waiver, acknowledgment, or release of any Claims against, or any Interests in, the Debtors, or of any claims of the Debtors; or (c) prejudice in any manner the rights of the Debtors, the other Proponents or any Creditors in any further proceedings.

8.3    Term of Bankruptcy Injunction or Stays. Any injunction or stay in the Chapter 11 Cases (pursuant to Bankruptcy Code section 105 or 362 or otherwise) that are in existence on the Confirmation Date shall remain in full force and effect until the Effective Date.

8.4    Indemnification.

8.4.1       Indemnification of Liquidating Trust Parties Defendant. The Liquidating Trust shall indemnify and hold harmless any Entity who was, or is, a party, or is threatened to be made a party, to any pending or contemplated action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such Entity is or was the Liquidating Trustee or an employee of the Liquidating Trust, or an employee, contractor, agent, attorney, accountant or other professional for the Liquidating Trustee, against all costs, expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such Entity in connection with such action, suit or proceeding, or the defense or settlement of any claim, issue or matter therein, to the fullest extent, except to the extent such liability is determined to be the result of such Entity’s willful misconduct, fraud or gross negligence. Costs or expenses incurred by any such Entity in defending any such action, suit or proceeding may be paid by the Liquidating Trust in advance of the institution or final disposition of such action, suit or proceeding, if authorized by the Liquidating Trustee.

8.4.2       Indemnification of Plan-Related Parties. The Liquidating Trust shall indemnify the Creditors’ Committee, the Released Lender Parties, each Person identified as a Released Debtor Person (regardless of whether such Person qualifies as a member of the CP Admin Group), each Entity identified as a Released Debtor Affiliate (regardless of whether such

Person qualifies as a member of the CP Admin Group), Robert Jaunich II, Peter W. Stott and, with respect to any action or inaction taken as general partner of CPP, CPALP, and their respective agents, employees, representatives, financial advisors, attorneys, successors or assigns against all costs and expenses (including attorneys’ fees) incurred by any of them in defending against post-Confirmation Date claims that are based on actions allegedly taken (or not taken) by them in their respective capacities arising from implementation of this Plan; provided, however, that no Entity shall be entitled to indemnification under this Plan or the Liquidating Trust Agreement for the costs and expenses of defending a cause of action in which it is ultimately judicially determined that such Entity was grossly negligent or acted fraudulently or with willful misconduct in performing such Entity’s duties hereunder or under any Final Order of the Court or applicable law.

8.4.3       Indemnification Priority. Any Entity entitled to indemnification under this section 8.4 or the Liquidating Trust Agreement shall have a priority distribution right on the corpus of the Liquidating Trust ranking pari passu with other parties entitled to indemnification hereunder or under the Liquidating Trust Agreement, provided, however, that such right to payment shall be (i) subordinate in all respects to the right to payment associated with any unpaid Allowed Administrative Expense Claim, Allowed Priority Tax Claim or Allowed Other Priority Claim, and (ii) prior to any right of payment of any Trust Beneficiary Distribution.

8.4.4       Insurance. The Liquidating Trustee may use Trust Assets (as an expense of consummating this Plan) to purchase indemnification insurance to satisfy any potential indemnification claims that may arise under this section 8.4 or the Liquidating Trust Agreement.

8.5          Exculpation. None of the Creditors’ Committee, the Released Lender Parties, the Released Debtor Persons (regardless of whether such Person qualifies as a member of the CP Admin Group), the Released Debtor Affiliates (regardless of whether such Person qualifies as a member of the CP Admin Group), Robert Jaunich II, Peter W. Stott, with respect to any action or inaction taken as an officer of CPLP or CPP, Roger Krage, or, with respect to any action or inaction taken as general partner of CPP, CPALP, or any of their respective agents, employees, representatives, financial advisors or attorneys, or any of their successors or assigns, will have or incur any liability to any Holder of a Claim or Interest for any act or omission in connection with, relating to, or arising out of the Chapter 11 Cases, the pursuit of confirmation of this Plan, or the consummation of this Plan, except only to the extent such liability is based on gross negligence, fraud or willful misconduct, and in all respects such Entities will be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities under this Plan or in the context of the Chapter 11 Cases. No Holder of a Claim or Interest, or any other party in interest, including their respective agents, employees, representatives, financial advisors, or attorneys, will have any right of action against the Creditors’ Committee, the Released Lender Parties, the Released Debtor Persons (regardless of whether such Person qualifies as a member of the CP Admin Group), the Released Debtor Affiliates (regardless of whether such Person qualifies as a member of the CP Admin Group), Robert Jaunich II, Peter W. Stott, with respect to any action or inaction taken as an officer of CPP or CPLP, Roger Krage, or, with respect to any action or inaction taken as general partner of CPP, CPALP, for any act or omission in connection with, relating to, or arising out of, the Chapter 11 Cases, the pursuit of confirmation of the Plan, the consummation of the Plan or the administration of the Plan, except to the extent arising from fraud, gross negligence or willful misconduct.

8.6          Release of Term Lenders. In consideration of the Term Lenders’ acceptance of the treatment of the Allowed Term Lenders’ Claims pursuant to this Plan, except as to any Claims and rights provided for and established in this Plan, this Plan shall constitute a full settlement and compromise of all claims and causes of action including, without limitation, Causes of Action, subordination, recoupment, setoff and other legal or equitable defenses by, between, and through, on the one hand, each of the Term Lenders, and on the other hand, each of the Debtors, their Estates, the Creditors’ Committee, (if the Net Worth Assets are transferred by CPALP to CPLP and CPLP transfers to CPALP $1.5 million, all in accordance with Section 5.4.2 of this Plan) the CP Admin Group, the Released Debtor Parties and the Released Debtor Affiliates, the Liquidating Trust, as successor to the Debtors, and all representatives, successors and assigns thereof, including any subsequently appointed Chapter 7 trustee, effective upon the Effective Date, in accordance with 8.6.1 and 8.6.2.

8.6.1       Consensual and Contractual Release. As of the Effective Date, each of the Debtors, in their individual capacities and as debtors-in-possession on behalf of the Estates, the Creditors’ Committee, the Liquidating Trust, as successor in interest to the Debtors, (if the Net Worth Assets are transferred by CPALP to CPLP and CPLP transfers to CPALP $1.5 million, all in accordance with Section 5.4.2 of this Plan) the CP Admin Group, the Released Debtor Parties and the Released Debtor Affiliates shall, and shall be deemed to, release, waive and forever discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities, whether known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date in any way relating to the Debtors, their assets, the Chapter 11 Cases or this Plan, and that could have been asserted by or on behalf of the Debtors or their Estates, or any other Entity, including, but not limited to, all Causes of Action, against the Term Lenders and each and every one of their respective members, directors, officers, trustees, affiliates, employees, attorneys, accountants, financial advisors, other professionals, agents, representatives, successors and assigns; provided, however, that the foregoing shall not apply to any action or omission that constitutes, fraud, willful misconduct or gross negligence (collectively, “Released Term Lender Claims”).

8.6.2       Deemed Release. The acceptance of any Distribution under this Plan by any Holder of a Claim, or the release of any Entity under this Plan, shall constitute a waiver and release of any and all Released Term Lender Claims that such Holder or Entity had or could have commenced against any of the Released Lender Parties based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date, in any way relating to the Debtors, their assets, the Chapter 11 Cases or this Plan.

8.7          Release of CP Admin Group. If the Net Worth Assets are transferred pursuant to section 5.4.2 hereof, the n in consideration of (i) the transfer by CPALP of fee title to the Net Worth Assets to CPLP pursuant to section 5.4.2 hereof, and (ii) the releases by the CP Admin Group of the Released Lender Parties, the Creditors’ Committee, the Debtors and the Estates provided under this Plan, (except as to any rights provided for and established in this Plan, the Net Worth Assets Transaction or with respect to applicable directors’ and officers’ liability insurance), this Plan shall constitute a full settlement and compromise of all claims and causes of action including, without limitation, Causes of Action, and subordination, recoupment, setoff and other legal or equitable defenses (other than with respect to the Net Worth Assets Transaction) by, between, and through, on the one hand, the CP Admin Group, and on the other hand, each of the Debtors, their Estates, the Creditors’ Committee, each of the Term Lenders, the Liquidating Trust and all representatives, successors and assigns, including any subsequently appointed Chapter 7 trustee, effective upon the Effective Date, in accordance with sections 8.7.1 and 8.7.2; provided, however, the releases of the respective constituents of the CP Admin Group are only given to those Entities of the CP Admin Group that have agreed in writing to waive and release all Claims and acknowledge extinguishment of all Interests against or in the Debtors individually and as debtors-in-possession of the Estates (except any rights provided for and established in the Plan, the Net Worth Assets Transaction or with respect to applicable directors’ and officers’ liability insurance), the Creditors’ Committee and the Released Lender Parties, all as reasonably satisfactory to such parties.

8.7.1       Consensual and Contractual Release. If fee title to the Net Worth Assets is transferred by CPALP to CPLP and CPLP transfers to CPALP $1.5 million, all pursuant to section 5.4.2 hereof, then as of the Effective Date, each of the Debtors, in their individual capacities and as debtors-in-possession on behalf of the Estates, the Creditors’ Committee, each of the Term Lenders and the Liquidating Trust, as successor in interest to the Debtors, shall, and shall be deemed to, release, waive and forever discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities, whether known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date (other than with respect to the Net Worth Assets Transaction) in any way relating to the Debtors, their assets, the Chapter 11 Cases or this Plan, and that could have been asserted by or on behalf of the Debtors or the Estates, or any other Entity, including, but not limited to, all Causes of Action, against the CP Admin Group and each and every one of its respective members, directors, officers, employees, attorneys, accountants, financial advisors, other professionals, agents, representatives, successors and assigns; provided, however, that the foregoing shall not apply to any action or omission that constitutes fraud, willful misconduct or gross negligence, and further provided that the foregoing release shall include any claims (whether based on gross negligence, willful misconduct or fraud) with respect to

(i) distributions with respect to Interests of any of the Debtors but only to the extent disclosed in the SEC Filings or the Bankruptcy Schedules,

(ii) payments of salaries and bonuses by any of the Debtors but only to the extent disclosed in the SEC Filings or the Bankruptcy Schedules,

(iii) distributions or transfers by any of the Debtors of distribution equivalent rights (as such term is defined in the SEC Filings) but only to the extent disclosed in the SEC Filings,

(iv) the transfer of the Net Worth Assets by CPLP but only to the extent disclosed in documents recorded in the applicable county recorder’s office prior to the Petition Date,

(v) the amount of trees harvested at tree farms but only to the extent disclosed in the SEC Filings, and

(vi) the restated net book value of the Timber, Timberlands and Roads after the impairment charge as set forth in the financial statements as of December 31, 2003 of CPP and its consolidated subsidiaries

(collectively, ‘Released CP Admin Group Claims”), and further provided, the releases of the respective constituents of the CP Admin Group are only given to those Entities of the CP Admin Group that have agreed in writing to waive and release all Claims and Interests against or in the Debtors individually and as debtors-in-possession of the Estates, the Creditors’ Committee and the Released Lenders Parties, all as reasonably satisfactory to such parties.

8.7.2       Deemed Release. If fee title to the Net Worth Assets is transferred by CPALP to CPLP and CPLP transfers to CPALP $1.5 million, all pursuant to section 5.4.2 hereof, then the acceptance of any Distribution under this Plan by any Holder of a Claim, or the release of any Entity under this Plan, shall constitute a waiver and release of any and all Released CP Admin Group Claims that such Holder or Entity had or could have commenced against any Person in the CP Admin Group based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date, in any way relating to the Debtors, their assets, the Chapter 11 Cases or this Plan, provided, however, the releases of the respective constituents of the CP Admin Group are only given to those Entities of the CP Admin Group that have agreed in writing to waive and release all Claims and Interests against or in the Debtors individually and as debtors-in-possession of the Estates, the Creditors’ Committee and the Released Lender Parties, all as reasonably satisfactory to such parties.

8.8.         Release of Committee.

8.8.1       Consensual and Contractual Release. As of the Effective Date, for services rendered in the Chapter 11 Cases and other good and valuable consideration, the adequacy of which is hereby confirmed, each of the Debtors, in their individual capacities and as debtors-in-possession on behalf of the Estates, each of the Term Lenders, the Liquidating Trust, as successor in interest to the Debtors, and (if the Net Worth Assets are transferred by CPALP to CPLP and CPLP transfers to CPALP $1.5 million, all in accordance with Section 5.4.2 of this Plan) the CP Admin Group, the Released Debtor Parties and the Released Debtor Affiliates shall, and shall be deemed to, release, waive and forever discharge all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities, whether known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise against the members of the Creditors’ Committee and each and every one of their respective directors, officers, affiliates, employees, attorneys, accountants, financial advisors, other professionals, agents, representatives, but excluding any attorneys or other Professionals retained by the Creditors’ Committee in the Chapter 11 Cases (the “Released Committee Parties”), that are based in whole or part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date relating to the Released Committee Parties’ service on or service to the Creditors’ Committee in the Chapter 11 Cases; provided, however, that the foregoing shall not apply to any action or omission that constitutes fraud, willful misconduct or gross negligence (collectively, “Released Committee Claims”).

8.8.2       Deemed Release. The acceptance of any Distribution under this Plan by any Holder of a Claim, or the release of any Entity under this Plan, shall constitute a waiver and release of any and all Released Committee Claims that such Holder or Entity had or could have commenced against any of the Released Committee Parties based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date, in any way relating to the Debtors, their assets, the Chapter 11 Cases or this Plan.

8.9          Release of Released Debtor Persons and Released Debtor Affiliates.

8.9.1       Consensual and Contractual Release. As of the Effective Date, each of the Debtors, in their individual capacities and as debtors-in-possession on behalf of the Estates, the Creditors’ Committee, and each of the Term Lenders shall, and shall be deemed to, unconditionally release, waive and forever discharge each of the Released Debtor Persons and Released Debtor Affiliates, and each and every one of their respective directors, officers, affiliates, employees, attorneys, accountants, financial advisors, other professionals, agents, and representatives (but excluding (i) any attorneys or other Professionals retained by the Debtors in the Chapter 11 Cases, and (ii) any Entity that is a member of the CP Admin Group), from any and all claims, obligations, suits, judgments, damages, demands, debts, rights, causes of action and liabilities whatsoever (including, without limitation, those arising under the Bankruptcy Code), whether known or unknown, foreseen or unforeseen, then existing or thereafter arising, in law, equity or otherwise, based in whole or in part on any act, omission, transaction, event or other occurrence that arose on or prior to the Effective Date and in any way relating to the Debtors, their assets, the Chapter 11 Cases or this Plan; provided, however, that the foregoing shall not apply to any action or omission that constitutes fraud, willful misconduct, or gross negligence (collectively, “Released Debtor Persons’ Claims”); provided, however, that the releases set forth in this Section 8.9.1 are only to be provided to those Released Debtor Persons and Released Debtor Affiliates that, to the extent applicable, (i) have agreed in writing to waive and release any Claim held by such Entity (except that no such Person shall be required to waive or release, and there shall be no waiver or release of, (a) an MSP/KERP Claim or (b) any claims or rights with respect to directors’ and officers’ insurance policies and coverages), and (ii) agreed to provide continued availability, assistance and cooperation pursuant to sections 12.1 and 12.2 of this Plan, and provided further that the releases set forth in this section 8.9.1 are only provided to CPM if CPM transfers on or before the Effective Date to CPLP any of the NewCo Ancillary Assets that are owned by CPM, and agrees to transfer to the Liquidating Trust any other real property owned by CPM.  In order for a Released Debtor Person or Released Debtor Affiliate to obtain the releases set forth in this section 8.9.1, such Released Debtor Person or Released Debtor Affiliate must on or prior to the Effective Date execute a release, waiver and discharge of each Debtor, in their individual capacities and as debtors-in-possession on behalf of the Estates, the Creditors’ Committee, each Released Lender Party and the CP Admin Group, giving effect to releases of such parties as set forth in this Article VIII, all on terms reasonably satisfactory to such parties. The Debtors (in their individual capacities and as debtors-in-possession on behalf of the Estates), the Creditors’ Committee, and each of the Term Lenders shall be deemed to admit to the existence and sufficiency of consideration in support of the releases set forth in this section 8.9.1.

8.9.2       Deemed Release. The acceptance of any Distribution under this Plan by any Holder of a Claim, or the release of any Entity under this Plan, shall constitute a waiver and release of any Released Debtor Persons’ Claims against any Released Debtor Person or Released Debtor Affiliate that executed a release pursuant to the immediately foregoing paragraph that such Holder or Entity had or could have commenced against any Released Debtor Person or Released Debtor Affiliate based in whole or in part on any act, omission, transaction, event or other occurrence taking place on or prior to the Effective Date, in any way relating to the Debtors, their assets, the Chapter 11 Cases or this Plan, provided however that the releases set forth in this section 8.9.1 are only provided to CPM if CPM transfers on or before the Effective Date to CPLP any of the NewCo Ancillary Assets that are owned by CPM, and agrees to transfer to the Liquidating Trust any other real property owned by CPM.

8.10        Subordination. Except to the extent any such right or claim has been released in this Plan, nothing in this Plan shall in any way be deemed to have impaired, altered or otherwise affected the right of any party-in-interest, or the Liquidating Trustee on behalf of the Liquidating Trust and in consultation with the Proponent Term Lenders and the Creditors’ Committee, to seek to enforce any right of subordination that may exist by agreement or otherwise, including, without limitation, section 510 of the Bankruptcy Code.

ARTICLE IX

EXECUTORY CONTRACTS AND UNEXPIRED LEASES

9.1          Executory Contracts and Unexpired Leases; Deemed Rejection. Except as otherwise provided for in this Plan or by prior Court order, any and all executory contracts and unexpired leases of the Debtors that have not been assumed or rejected prior to the Confirmation Date, shall on the Effective Date be deemed rejected as of the Confirmation Date. In the event a motion to assume, assign or reject an executory contract is pending and unresolved on the Confirmation Date, the automatic rejection provision of this Section 9.1 shall not apply and the determination of the status of the executory contract or lease shall be determined when a Final Order is entered on the respective motion. To the full extent permitted by law, the Liquidating Trustee is empowered on behalf of the Estate to exercise all rights under Bankruptcy Code section 365 including section 365(f), and specifically with respect to proceedings concerning pending motions to assume or reject, or motions to extend the deadline to assume or reject, executory contracts and/or unexpired leases, including through modification or amendment of such motions, and continuation of such motions.

9.2          Assumption and Assignment; Payments Related to Assumption of Contracts and Leases.

9.2.1       Assumption and Assignment to NewCo. As of the Effective Date, the Debtors’ executory contracts and unexpired leases that are identified on Schedule 9.2.1 to this Plan shall be assumed and assigned to a NewCo Entity (as identified on attached Schedule 9.2.1) pursuant to section 365(f) of the Bankruptcy Code.  The Required Proponent Term Lenders shall file with the Court any amendment to Schedule 9.2.1 and serve it upon all parties affected thereby on or before the Exhibit Filing Date. Schedule 9.2.1 shall reflect (i) the specific contracts and leases to be assumed and assigned, (ii) all counter-parties to such contracts and leases, (iii) the proposed assignee of such contracts and leases, and (iv) the Required Proponent Term Lenders’ assertion as to any Cure obligations that may exist with respect to such contracts and leases. Schedule 9.2.1 may be modified by the Required Proponent Term Lenders at any time prior to the conclusion of the Confirmation Hearing.

9.2.2       Assumption and Assignment to the Liquidating Trust. As of the Effective Date, the Debtors’ executory contracts and unexpired leases that are identified on Schedule 9.2.2 to this Plan shall be assumed and assigned to the Liquidating Trust pursuant to section 365(f) of the Bankruptcy Code. The Required Proponent Term Lenders and the Creditors’ Committee shall file with the Court any amendment to Schedule 9.2.2 and serve it upon all parties affected thereby on or before the Exhibit Filing Date. Schedule 9.2.2 shall reflect (i) the specific contracts and leases to be assumed and assigned, (ii) all counter-parties to such contracts and leases, and (iii) the Proponents’ assertion as to any Cure obligations that may exist with respect to such contracts and leases. Schedule 9.2.2 may be modified by the Required Proponent Term Lenders and the Creditors’ Committee at any time prior to the conclusion of the Confirmation Hearing.

9.2.3       Assumption and Assignment Relating to Bonners Ferry. The Bonners Ferry Documents are assumed and assigned and cured as set forth in section 4.2.7.1 if Bonners Ferry Acceptance is received. If the Holders of Class 7 Claims reject the Plan, the Bonners Ferry Documents and the Bonners Ferry Other Documents are rejected as set forth in that section, and may have or assert unsecured rejection Claim rights as set forth in section 9.4, to the extent filed in accordance with section 9.5 and Allowed.

9.2.4       Cure. The Cure obligations set forth on Schedules 9.2.1 and 9.2.2 shall be deemed to be accurate unless an objection to confirmation of this Plan is timely filed with the Court.  The Court shall determine any dispute regarding (i) the nature or amount of any Cure, (ii) the ability of the assignee to provide “adequate assurance of future performance” (within the meaning of section 365 of the Bankruptcy Code) under the contract or lease to be assumed and assigned, or (iii) any other matter pertaining to the proposed assumption and assignment. Cure shall occur following the entry of a Final Order resolving the dispute and approving the assumption and assignment, or the executory contract or lease will be deemed rejected.  Any determined monetary Cure amounts shall be satisfied, under section 365(b)(1) of the Bankruptcy Code, by the applicable NewCo Entity, if the assignment is pursuant to section 9.2.1, or by the Liquidating Trustee, if the assignment is pursuant to section 9.2.2.

9.3          Related Rights. Each executory contract or unexpired lease that is to be assumed and assigned and relates to the use, ability to acquire or occupancy of real property shall include (a) all modifications, amendments, supplements, restatements, or other agreements made directly or indirectly by any agreement, instrument, or other document that in any manner affect such executory contract or unexpired lease and (b) all executory contracts and unexpired leases appurtenant to the premises, including all Preserved Real Property Rights and all Other Preserved Real Property Rights, unless any of the foregoing agreements has been rejected pursuant to any order of the Court that may be entered prior to, at or after the Confirmation Date, including the Confirmation Order.

9.4          Rejection Claims. Subject to the terms of section 9.5 below, any Holder of a Claim arising from the rejection of an executory contract or unexpired lease with the Debtors shall have the rights of a Holder of a General Unsecured Claim (except, subject to the receipt of the Bonners Ferry Acceptance) and, to the extent such Claim becomes an Allowed Claim, shall receive the treatment provided to Holders of Class 4 Allowed General Unsecured Claims as set forth in section 4.2.4 above.

9.5          Filing of Rejection Claims. Any Entity that has a Claim against the Debtors by virtue of the rejection of an executory contract or unexpired lease pursuant to this Article IX or a Final Order entered after the Confirmation Date shall file a Claim with the Clerk of the Court within the earlier of thirty (30) days following notice of the Effective Date or the time set forth for the filing of such Claim in said Final Order, and shall serve that Claim on the Liquidating Trustee, the Creditors’ Committee and the Proponent Term Lenders. If such Claim is not so filed, it shall be forever barred from assertion against the Debtors, the Liquidating Trust or any of the Assets provided for in this Plan.

ARTICLE X

PROCEDURES FOR RESOLVING DISPUTED CLAIMS

10.1        Prosecution of Objections. After the Effective Date, the Liquidating Trustee shall have the authority to prosecute and/or resolve any Claim objection, including any objection pending at the Effective Date, subject to the limitations and requirements set forth in this Plan and the Liquidating Trust Agreement.

10.2        Time Limit for Objections to Claims. Objections to Claims shall be filed by the Liquidating Trustee with the Court and served upon the affected Holder not later than one hundred twenty (120) days following the later of (i) the Effective Date; and (ii) the date such Claim is filed (the “Claims Objection Bar Date”), except as such deadline may be extended by order of the Court upon a motion filed before the expiration of the existing deadline.

ARTICLE XI

RETENTION OF JURISDICTION

11.1        Retention of Jurisdiction. Except to the extent otherwise expressly set forth herein, the Court shall have and retain jurisdiction of all matters arising out of, and related to, the Chapter 11 Cases and this Plan following the Confirmation Date, including for the following purposes:

11.1.1     to determine the allowance and amount of any Claim;

11.1.2     to determine any application by a Professional for compensation for any Professional Entity or Person and similar fees to the extent such application is subject to a hearing under this Plan and /or the Bankruptcy Code;

11.1.3     to determine (i) any application or motions for the rejection, assumption or assumption and assignment (as the case may be) of an executory contract and/or unexpired lease, (ii) any motion to extend the deadline to seek to assume or reject executory contracts and/or unexpired leases, and (iii) any Claim arising therefrom;

11.1.4     to determine any application, motion, adversary proceeding, and contested matter;

11.1.5     to modify this Plan or to remedy any defect or omission or reconcile any inconsistency in the Confirmation Order to the extent permitted by the Bankruptcy Code;

11.1.6     to determine any controversy, suit or dispute in connection with the interpretation or enforcement of (i) this Plan, (ii) any agreements or instruments issued under or relating to this Plan, or (iii) any other documentation evidencing the terms of this Plan;

11.1.7     to determine any controversy, suit or dispute with regard to orders of this Court entered in these Chapter 11 Cases;

11.1.8     to determine any controversy concerning the classification or treatment of any Claim;

11.1.9     to determine any claim to a security or ownership interest in any of the Debtors’ Assets, or in any proceeds thereof;

11.1.10  to determine any claim or controversy relating to a purchase, sale or contract made or undertaken by the Debtors or the Liquidating Trustee;

11.1.11  to determine any dispute regarding recovery of and entitlement to any Assets;

11.1.12  to determine any dispute between or among the Debtors, the Creditors’ Committee, the Term Lenders, the Liquidating Trustee and any other Entity, whether or not subject to an action pending as of the Confirmation Date;

11.1.13  to adjudicate any Cause of Action irrespective of when asserted;

11.1.14  to determine any dispute concerning entitlement to Distributions to be made under and pursuant to this Plan;

11.1.15  to determine any dispute, and enter any appropriate order or judgment (including injunctive relief) regarding, or necessary to enforce, (i) the title, rights, powers and duties of the Liquidating Trustee, (ii) the rights of any Entity hereunder, or (iii) any limitation, restriction, term and /or condition relating to the Liquidating Trustee’s title, rights, powers and duties;

11.1.16  to determine such other matters as may be provided for in the Confirmation Order and this Plan, or as may from time to time be authorized under the provisions of the Bankruptcy Code or any other applicable law;

11.1.17  to enter a Final Decree and any other order necessary to, or in furtherance of, the closure of the Chapter 11 Cases; and

11.1.18  to enter any order necessary or appropriate to effect, interpret, clarify or enforce the provisions of this Plan.

11.2        Jurisdiction Unaffected. The occurrence of the Effective Date and/or the entry of a Final Decree shall not divest the Court of any jurisdiction otherwise retained under this Article 11 or the Confirmation Order.

ARTICLE XII

CERTAIN OBLIGATIONS OF THE DEBTORS

12.1        Obligations for the Period Between the Confirmation Date and the Effective Date. Between the Confirmation Date and the Effective Date, the Debtors, in addition to performance of their other obligations as may be required hereunder or under the Bankruptcy Code and prior orders of the Court, shall:

12.1.1 take such legal and authorized actions and execute such documents as may be reasonably requested in writing by the Creditors’ Committee and/or the Proponent Term Lenders to consummate this Plan;

12.1.2 continue to maintain insurance on all assets of the Estates in accordance with ordinary course practices, except as expressly permitted by Term Lender Consent and Committee Consent;

12.1.3 maintain all of their books, records and accounting systems in accordance wit h their past practices, or altered only with Proponent Term Lender Consent;

12.1.4 not sell or dispose of any assets of the Estates, or any proceeds thereof, except (i) in the ordinary course of business operations, (ii) as contemplated by this Plan, (iii)

with Committee Consent and/or Term Lender Consent (in each instance as the case may be pursuant to the terms of this Plan), or (iv) otherwise as may be authorized by order of the Court; and

12.1.5 commence actions to terminate the 401(k) Plan, including requesting that the 401(k) Plan administrator take any actions necessary to effectuate such termination and to cause a complete distribution of the 401(k) Plan assets as soon as reasonably practicable.

12.2    Obligations as of the Effective Date. Each of the Debtors’ remaining officers, directors and general partners shall be deemed to have resigned and/or withdrawn as of the Effective Date, and such Persons (together with the members of the Board of Control of CPM, the officers of CPM, and any general partners of the Debtors’ general partners) shall as of that date have no further duties, responsibilities or obligations as officers, directors, general partners or otherwise to the Debtors, the Estates, any Creditors or Interest holders, and all such parties shall be deemed to have consented to such resignations and/or withdrawals, provided, however, that if specifically authorized and requested by the Liquidating Trustee (acting in its capacity as Estate Representative), one or more officers of the Debtors may execute documents as necessary or required to report on actions taken by or at the direction of the Debtors, including with respect to termination of the 401(k) Plan. Each of the Debtors’ Professionals, including lawyers and financial advisors, shall conclude their engagements by and on behalf of the Debtors on the Effective Date, and shall as of that date have no further duties, responsibilities or obligations to the Debtors, the Estates, any Creditors or any Interest holders, provided, however, that the Debtors’ Professionals and Debtor Released Persons, for agreed compensation, shall assist the Liquidating Trustee or any NewCo Entity if such assistance is reasonably requested, including assistance in connection with litigation in which their knowledge of the Debtors’ operations and Assets may be relevant. The deemed resignations and withdrawals provided for in this Section concern solely the affected Persons’ duties, responsibilities and obligations as officers, directors or general partners of any of the Debtors. Nothing in this Section shall be deemed to determine the affected Persons ‘ employment status within the meaning of the Retention Plan and Severance Program or their rights (if any) under the Retention Plan and Severance Program.

ARTICLE XIII

CONDITIONS TO EFFECTIVE DATE

13.1        Conditions to Occurrence of Effective Date. Each of the following are conditions precedent to the Effective Date, which conditions must be satisfied to the reasonable satisfaction of the Proponents or waived, as applicable:

13.1.1     the Liquidating Trustee is willing to serve in such capacity and the terms of its service and compensation as set forth in the Liquidating Trust Agreement shall have been approved by the Court at the Confirmation Hearing;

13.1.2     the Liquidating Trust Agreement shall have been executed and delivered by the Liquidating Trustee and any other parties thereto;

13.1.3     any outstanding fees of the U.S. Trustee under 28 U.S.C. § 1930 shall have been paid in full;

13.1.4     the Confirmation Order shall have become a Final Order, unless such condition shall have been waived by the Proponents;

13.1.5     the Proponents shall have received all authorizations, consents, regulatory approvals, rulings, letters, no-action letters, opinions or documents that are reasonably determined by the Proponents to be necessary to implement this Plan;

13.1.6     any real property included in the Abandoned Assets, the Trust Assets and the Excluded Collateral shall have been partitioned to establish such real property as separate legal lots to the extent required by local law, to the satisfaction of the Required Proponent Term Lenders, unless waived by the Required Proponent Term Lenders;

13.1.7     the NewCo Entities shall have been formed and be duly existing, and shall be legally authorized (as applicable) to hold title to the Assets that shall be transferred to the NewCo Entities under this Plan; and

13.1.8     action shall have been taken to terminate the 401(k) Plan, including the 401(k) Plan administrator having been requested to take any actions necessary to effectuate such termination and to cause a complete distribution of the 401(k) Plan assets as soon as reasonably practicable.

ARTICLE XIV

MISCELLANEOUS PROVISIONS

14.1        Nonconsensual Confirmation. As to any Class that votes or is deemed to reject this Plan, the Proponents are seeking confirmation of this Plan in accordance with section 1129(b) of the Bankruptcy Code either under the terms provided herein or upon such terms as may exist if this Plan is modified in accordance with section 1127(d) of the Bankruptcy Code.

14.2        Notices. Except as otherwise set forth in section 14.4 below, all notices, requests, elections or demands in connection with this Plan, including any change of address of any Holder of a Claim for the purposes of receiving any Distributions under this Plan, shall be in writing and shall be delivered personally or by telecopy, e-mail or overnight delivery service, or mailed by stamped first class mail to the Persons identified in this section. Such notice shall be deemed to have been given the next Business Day after receipt or, if mailed by first class mail, seven (7) days after the date of mailing:

14.2.1 If prior to the Effective Date:

To the Creditors’ Committee:

Columbia River Log Scaling & Grading Bureau

Attn: Dana L. Denney

260 Oakway Center

Eugene, OR 97401

Phone: (541) 342-6007

Fax:  (541) 342-2631

E-mail: accounting@crls.com

with a copy to:

Mesch, Clark & Rothschild, P.C.

Attn: Brenda Moody Whinery, Esq.

and Frederick J. Petersen, Esq.

259 N. Meyer Avenue

Tucson, AZ 85701

Phone: (520) 624-8886

Fax: (520) 798-1037

E-mail: bwhinery@mcrazlaw.com

E-mail: fpetersen@mcrazlaw.com

To the Bank Term Lender Proponents:

Bank of America, N.A., as Administrative Agent

Attn: Anthea Del Bianco, Vice President

1455 Market Street, 5th Floor

Mail Code CA5-701-05-19

San Francisco, CA 94103-1399

Phone: (415) 436-7226

Fax: (415) 503-5101

E-mail: anthea.del_bianco@bankofamerica.com

with a copy to:

Moore & Van Allen PLLP

Attn: David L. Eades

and Alan W. Pope

Bank of America Corporate Tower

Suite 4700

100 North Tryon Street

Charlotte, North Carolina 28202-4003

Phone: (704) 331-1044 (Eades)

Fax: (704) 378-2044 (Eades)

Phone: (704) 331-1014 (Pope)

Fax: (704) 378-2014 (Pope)

E-mail: davideades@mvalaw.com

E-mail: alanpope@mvalaw.com

To the Noteholder Proponents:

Debevoise & Plimpton LLP

Attn: Peter L. Borowitz

and Sarah A.W. Fitts

919 Third Avenue

New York, NY 10022

Phone: (212) 909-6525 (Borowitz)

Fax: (212) 521-7525 (Borowitz)

Phone: (212) 909-6251 (Fitts)

Fax: (212) 521-7051 (Fitts)

E-mail: plborowitz@debevoise.com

E-mail: sawfitts@debevoise.com

with a copy to:

Lewis and Roca LLP

Attn: Susan M. Freeman

and Henk Taylor

40 N. Central Ave.

Suite 1900

Phoenix, Arizona 85004

Phone: (602) 262-5756 (Freeman)

Fax: (602) 734-3824 (Freeman)

Phone: (602) 262-0254 (Taylor)

Fax: (602) 734-3831 (Taylor)

E-mail: sfreeman@lrlaw.com

E-mail: htaylor@lrlaw.com

and

To the Debtors:

Crown Pacific Limited Partnership

Attn: Steven Dietrich

805 S.W. Broadway, Suite 1500

Portland, Oregon 97205

Phone: (503) 973-1144

Fax: (503) 294-1247

E-mail: steve.dietrich@crown-pacific.com

with a copy to:

Andrews Kurth LLP

Attn: John Sparacino

and John Melissinos

600 Travis, Suite 4200

Houston, Texas 77002

Phone: (713) 220-4175 (Sparacino)

Fax: (713) 238-7172

Phone: (213) 896-3181 (Melissinos)

Fax: (213) 896-3137

E-mail: jsparacino@andrewskurth.com

E-mail: jmelissinos@andrewskurth.com

with a copy to:

Stinson Morrison Hecker LLP

Attn: Alisa C. Lacey

1850 N. Central Avenue, Suite 2100

Phoenix, Arizona 85004

Phone: (602) 212-8628

Fax: (602) 240-6925

E-mail: alacey@stinsonmoheck.com

14.2.2    If after the Effective Date, then to the Creditors’ Committee (as set forth in section 14.2.1), and Proponent Term Lenders and Liquidating Trustee:

To Proponent Term Lenders:

The Entities set forth in Schedule 1.117

as amended by notices provided to the Liquidating Trustee and filed with the Court with a copy to:

Lewis and Roca LLP

Attn: Susan M. Freeman

and Henk Taylor

40 N. Central Ave.

Suite 1900

Phoenix, Arizona 85004

Phone: (602) 262-5756 (Freeman)

Fax: (602) 734-3824 (Freeman)

Phone: (602) 262-0254 (Taylor)

Fax: (602) 734-3831 (Taylor)

E-mail: sfreeman@lrlaw.com

E-mail: htaylor@lrlaw.com

To the Liquidating Trustee:

Law Offices of Michael W. Carmel, Ltd.

80 East Columbus Avenue

Phoenix, Arizona 85012-2334

Phone: (602) 264-4965

Fax: (602) 277-0144

E-mail: Michael@mcarmellaw.com

or such other address as shall be filed with the Court.

14.3        Notice of Entry of Confirmation Order and Effective Date. The Liquidating Trustee shall provide notice by U.S. first class mail of the (i) entry of the Confirmation Order and (ii) Effective Date, which may be contained in a single notice, to all parties entitled to notice under Bankruptcy Rule 2002(f)(7) as soon as practicable following the Effective Date. Such notice shall be deemed to be good and sufficient notice of such matters, with no requirement for any additional or further notice.

14.4        Further Notices; Post-Effective Date Service List.  From and after the Effective Date, notices of appearance and demands for service of process filed with the Court prior to such date shall no longer be effective. From and after the Effective Date, no further notices, other than the Notice of Entry of the Confirmation Order and the Notice of Effective Date of the Plan required by section 14.3 of this Plan, shall be required to be sent to any Entity, except each Entity that files with the Court a new notice of appearance and demand for service dated subsequent to the Effective Date, which subsequent notice and demand must be filed with the Court and served upon the Entities listed in section 14.2.2.  A list setting forth the name, address, e-mail address (if any) and telephone number of each such Entity shall be maintained by the Liquidating Trustee and shall be provided upon request (the “Post-Effective Date Service List”).

14.5        Notice for Term Lender Consent and Committee Consent. To the extent any provision of this Plan or the Liquidating Trust Agreement requires Term Lender Consent, the Entity seeking such consent shall direct the request for consent to each Trust Beneficiary that holds Liquidating Trust interests in respect of Allowed Class 5 Claims, and the Entity seeking such consent shall be responsible for determining whether such consent has or has not been obtained, and for notifying the Liquidating Trustee, the Proponent Term Lenders and the Creditors’ Committee upon receipt of such consent, including acceptances and rejections actually obtained. To the extent any provision of this Plan or the Liquidating Trust Agreement requires Committee Consent, the Entity seeking such consent shall be entitled to direct the request for approval to the Persons designated in section 14.2 as Creditors’ Committee contacts, or such successors thereto as shall be designated in filings with the Court and the Liquidating Trustee, and those notified Committee contacts shall then be responsible for determining whether such consent has or has not been obtained, and shall notify the Liquidating Trustee, the Proponent Term Lenders and the Creditors’ Committee upon receipt of such consent.  Any statement by the designated Person to any other Entity concerning consent shall be dispositive.

14.6        Headings.  The headings used in this Plan are inserted for convenience only and neither constitute a portion of this Plan nor in any manner affect the provisions of this Plan.

14.7        Severability. Should any provision in this Plan be determined to be unenforceable, such determination shall in no way limit or affect the enforceability and operative effect of any and all other provisions of this Plan.

14.8        Computation of Time. In computing any period of time prescribed or allowed by this Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.

14.9        Governing Law. Except to the extent that the Bankruptcy Code or any other Federal law is applicable, the rights and obligations arising under this Plan shall be governed by, and construed and enforced in accordance with, the laws of the State of Arizona.

14.10      Successors and Assigns. The rights and obligations of any Entity named or referred to in this Plan shall be binding upon, and shall inure to the benefit of, the successors and assigns of such Entity.

14.11      Collateral Agent and Administrative Agent Post-Effective Date Role.  As a result of the distributions, transfers and other treatments accorded to the Term Lenders in connection with the Plan, the obligations and duties of Bank of America, N.A., in its capacities as the Collateral Agent and the Bank Term Lender Agent, shall terminate as of the Effective Date and, from and after such date, Bank of America, N.A., shall have no further obligations or duties arising in its capacities as the Bank Term Lender Agent or the Collateral Agent to the Term Lenders or the Bank Term Lenders.

14.12      Supersession. Except as otherwise specifically provided for herein, in the event of any inconsistency between the terms of any document and instrument prepared pursuant to this Plan or the Disclosure Statement and the terms of this Plan (including without limitation, the Liquidating Trust Agreement), the terms of this Plan shall govern and shall supersede the terms of any such documents, instruments or Disclosure Statement. In the event of any inconsistency between the terms of this Plan and the Confirmation Order, the terms of the Confirmation Order shall govern and supersede the terms of this Plan.

14.13      Incorporation of Exhibits and Schedules; Plan Supplement and Supplement to Schedules and Exhibits.  All exhibits and schedules referenced in this Plan are incorporated into this Plan in full.  Any supplement to this Plan filed with the Court shall be incorporated into this Plan in full. From time to time prior to the Confirmation Date, the Proponents with the approval of the Required Proponent Tem Lenders may amend or supplement any of the Schedules or Exhibits that are attached to this Plan.

RESPECTFULLY SUBMITTED this 20th day of December, 2004.

LEWIS AND ROCA LLP

By	/s/S. Freeman #004199
Susan M. Freeman
Henk Taylor
Attorneys for Noteholder Proponents

MESCH, CLARK & ROTHSCHILD PC

By	/s/ B.M. Whinery (#10677)
Brenda Moody Whinery
Frederick J. Petersen
Attorneys for Creditors’ Committee

ANDREWS KURTH LLP

By	/s/J. Sparacino (TX18873700)
John Sparacino
John Melissinos
Attorneys for Debtors

CP ACQUISITION CO.

By:

Its:	Senior Vice President, CFO and Treasurer
Steven E. Dietrich

CROWN PACIFIC LIMITED PARTNERSHIP

By CROWN PACIFIC MANAGEMENT LIMITED
PARTNERSHIP, Its General Partner

By:

Its:	Senior Vice President, CFO and Treasurer
Steven E. Dietrich

CROWN PACIFIC PARTNERS, L.P.

By CROWN PACIFIC MANAGEMENT LIMITED
PARTNERSHIP, Its Managing General Partner

By:

Its:	Senior Vice President, CFO and Treasurer
Steven E. Dietrich

CP AIR, INC.

By:

Its:	Senior Vice President, CFO and Treasurer
Steven E. Dietrich

CP ACQUISITION II CO.

By:

Its:	Senior Vice President, CFO and Treasurer
Steven E. Dietrich

CP ACQUISITION III CO.

By:

Its:	Senior Vice President, CFO and Treasurer
Steven E. Dietrich